Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CONSOLIDATED GRAPHICS, INC.,

R. R. DONNELLEY & SONS COMPANY

and

HUNTER MERGER SUB, INC.

Dated as of October 23, 2013

i

4.13	Contracts	33

4.14	Intellectual Property	35

4.15	Environmental Matters	37

4.16	Insurance	38

4.17	Affiliate Transactions	39

4.18	Customers	39

4.19	Takeover Statutes	39

4.20	Opinion of Financial Advisor	39

4.21	Broker’s Fees	39

4.22	No Other Representations or Warranties	39

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		40

5.1	Corporate Organization	40

5.2	Capitalization	41

5.3	Authority	41

5.4	Consents and Approvals; No Violations	42

5.5	Parent SEC Documents; Financial Statements	42

5.6	Absence of Certain Changes or Events	44

5.7	Compliance with Laws; Licenses	44

5.8	Environmental Matters	45

5.9	Merger Sub	46

5.10	Sufficient Funds	46

5.11	Litigation	46

5.12	Ownership of Shares	46

5.13	Brokers	46

5.14	Taxes	46

5.15	No Other Representations or Warranties	46

ARTICLE VI. COVENANTS		47

6.1	Conduct of Businesses of Company and Company Subsidiaries Prior to the Effective Time	47

6.2	Conduct of Businesses of Parent Prior to the Effective Time	51

6.3	Alternative Proposals	51

6.4	Publicity	55

6.5	Access to Information	55

6.6	Further Assurances; Regulatory Matters	56

6.7	Employee Benefit Plans	58

6.8	Indemnification and Insurance	60

6.9	Defense of Litigation	62

6.10	State Takeover Statutes	63

6.11	Section 16 Matters	63

6.12	Stock Exchange Delisting	63

6.13	Listing of Parent Shares	63

6.14	Financing	63

ARTICLE VII. CONDITIONS		63

7.1	Conditions to Each Party’s Obligation to Effect the Merger	63

7.2	Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger in Certain Cases	64

7.3	Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases	65

ARTICLE VIII. TERMINATION		65

8.1	Termination	65

8.2	Effect of Termination	66

8.3	Termination Fee	66

ARTICLE IX. MISCELLANEOUS		68

9.1	Amendment and Modification	68

9.2	Extension; Waiver	68

9.3	Nonsurvival of Representations and Warranties	68

9.4	Notices	68

9.5	Counterparts	69

9.6	Entire Agreement; Third Party Beneficiaries	70

9.7	Severability	70

9.8	Governing Law	70

9.9	Assignment	70

9.10	Schedules	71

9.11	Expenses	71

9.12	Submission to Jurisdiction; Waivers	71

9.13	Specific Performance	72

9.14	Construction of Agreement	72

Exhibit A                                             Voting Agreement

Exhibit B                                             Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

Exhibit C                                             Form of Fourth Amended and Restated By-Laws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 23, 2013, by and among Consolidated Graphics, Inc., a Texas corporation (the “Company”), R. R. Donnelley & Sons Company, a Delaware corporation (“Parent”), and Hunter Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that it is fair to, and in the best interests of, the Company and the holders of common stock, par value $0.01 per share, of the Company (each, a “Share”) to enter into this Agreement with Parent and Merger Sub providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation (as defined herein), in accordance with the Texas Business Organizations Code (the “TBOC”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the TBOC and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the holders of Shares (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub has each unanimously determined that the Merger is fair to, and in the best interests of, Parent and Merger Sub, and the board of directors of each of Parent and Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, approve this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Joe R. Davis is entering into a voting agreement with the Company and Parent, in the form attached hereto as Exhibit A (the “Voting Agreement”), in respect of the Shares beneficially owned by such holder; and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1                               Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that, taken as a whole, are not less restrictive to the parties thereto (other than the Company) than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Alternative Proposal).

“Affiliate” has the meaning assigned to that term in Rule 12b-2 under the Exchange Act.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City are required or authorized to close.

“Certificate of Merger” means a certificate of merger or certificate of ownership and merger, as the case may be, to be filed with the Secretary of State.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Credit Agreements” means that certain (i) Credit Agreement dated August 20, 2010 between the Company, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities, Inc. as co-lead arranger and sole book runner, Wells Fargo Bank, National Association, as syndication agent and co-lead arranger, and the lenders and guarantors party thereto, (ii) Credit Agreement dated August 20, 2010 by and among Annan & Bird Lithographers, Inc., JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent, and certain other financial institutions named therein, (iii) promissory note in the original principal amount of $5,000,000 dated as of October 6, 2011 executed by the Company payable to the order of JPMorgan Chase Bank, N.A., (iv) promissory note in the original principal amount of $5,000,000 dated as of December 31, 2012 executed by the Company payable to the order of Wells Fargo Bank, National Association, and (v) Agreement on Bank Transactions dated October 8, 2013 between CGX Yamagata Japan GK and Bank of America, N.A., Tokyo Branch for the principal amount of 100,000,000 Yen, in each case, as in effect as of the date of this Agreement and together with the documents related to any of the foregoing set forth on Company Disclosure Schedule 4.13(a)(i) as in effect as of the date of this Agreement.

“Company Equity Plans” means, collectively, the Consolidated Graphics, Inc. Amended and Restated Long-Term Incentive Plan effective as of June 30, 2008, as amended, and the Consolidated Graphics, Inc. 2012 Long-Term Incentive Plan, effective as of July 11, 2012.

“Company Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstance (any of the foregoing, an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, in and of itself or themselves, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect:

(1)                                 any Effect to the extent resulting from (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates, or regulatory or political conditions, in any country where the Company has material operations, or (B) acts of war, terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war) or natural disasters;

(2)                                 any Effect to the extent generally affecting the principal industry or markets in which the Company and the Company Subsidiaries operate;

(3)                                 any Effect to the extent caused by the execution of this Agreement or the announcement of the Transactions, including with respect to (A) loss of existing employees, consultants or independent contractors, (B) loss of, or reduction in business by or revenue from, existing customers or (C) disruption in or loss of suppliers, distributors, partners or similar third parties with whom the Company or any of the Company Subsidiaries has any relationship;

(4)                                 any decline in the market price or trading volume of the Shares on the New York Stock Exchange (the “NYSE”) (provided that the exception in this clause (4) shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect);

(5)                                 any Effect to the extent resulting from a change in Law or GAAP after the date of this Agreement (including any change after the date of this Agreement in the interpretation or enforcement of any existing Law by the Governmental Entity primarily responsible for such interpretation or enforcement);

(6)                                 any failure by the Company to meet analysts’ expectations or to meet any internal or published estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending on or after the date of this Agreement, or any change in any financial strength rating or any other recommendation or rating as to the securities of the Company after the date of this Agreement (provided that the exception in this clause (6) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Company Material Adverse Effect); and

(7)                                 any action(s) taken or omitted to be taken by the Company or any Company Subsidiary expressly required to be taken or omitted to be taken by it under this Agreement or to which Parent has specifically consented in writing (other than the obligation of the Company and the Company Subsidiaries to conduct their respective businesses in the Ordinary Course pursuant to Section 6.1);

provided, further, that, with respect to clauses (1), (2) and (5), such Effect does not have a disproportionately adverse effect on the Company and the Company Subsidiaries compared to other companies of similar size operating in the principal industry in which the Company and the Company Subsidiaries operate.

“Company Subsidiary” means (i) any Subsidiary of the Company and (ii) CGX Yamagata Japan GK.

“Company’s Knowledge” means (i) solely for purposes of Section 4.18, the actual knowledge of the individuals set forth in Company Disclosure Schedule 1.1(a) and (ii) for all other purposes of this Agreement, the actual knowledge, following due inquiry and investigation, of the individuals set forth in Company Disclosure Schedule 1.1(b).

“Confidentiality Agreement” means the confidentiality letter agreement dated March 26, 2013 between the Company and Parent.

“Contract” means any contract, agreement, lease, license, note, mortgage, indenture, arrangement, instrument or other legally binding commitment.

“Equipment Loan Agreements” means (i) that certain Loan and Security Agreement dated December 23, 2010 by and between BB&T Equipment Finance Corporation and the Company and certain of the Company Subsidiaries, (ii) that certain Loan Agreement dated May 23, 2011 between the Company and Iberiabank, (iii) that certain Master Lease Agreement dated July 22, 2009 by and between Banc of America Leasing & Capital, LLC and Wetzel Brothers, LLC, (iv) those certain Japan Equipment Lease Agreements between HP Financial Services (Japan) K.K. and CGX Yamagata Japan GK, dated on or about October 19, 2012 and March 31, 2013, in each case, together with the documents related to any of the foregoing clauses set forth on Company Disclosure Schedule 4.13(a)(i), (v) those certain Master Security Agreements between Banc of America Leasing & Capital, LLC and various Company Subsidiaries, with the Company as guarantor, set forth on Company Disclosure Schedule 1.1(c) and (vi) that certain Loan Agreement, dated January 27, 2006, between S&S Graphics, LLC, Ironwood Lithographers, Inc., Keys Printing Company, The McKay Press, Inc. Printing, Inc., and Bank of Texas, N.A, in each case, as in effect as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“Final Judgment” means a Judgment that has been entered as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed; (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed; and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, state, local or foreign court, administrative or regulatory agency or commission, legislative, executive or judicial body or any other governmental authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, business names, and any and every other indicia of origin, all applications and registrations for the foregoing, all renewals thereof, and all goodwill associated therewith and symbolized thereby; (ii) all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and all renewals, extensions, reissues and re-examinations thereof; (iii) confidential information, trade secrets and know-how, including inventions and discoveries (whether or not patentable), processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) all published and unpublished works of authorship, whether copyrightable or not (including software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or industrial or proprietary rights of any kind.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and all associated documentation.

“Judgment” means any federal, state or local injunction, order, writ, ruling or decree enacted, issued, promulgated, enforced or entered by any Governmental Entity (whether temporary, preliminary or permanent).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, common law, rule, regulation, standard, judgment, order, writ, decree, arbitration award, agency requirement, license, permit or injunction of any Governmental Entity.

“Lien” means any lien, mortgage, deed of trust, encumbrance, claim, security interest, restriction on the voting of any security, restriction of the transfer of any security or other asset, and any restriction on the exercise, possession or transfer of any other attribute of ownership of such asset.

“Ordinary Course” shall mean the ordinary course of business consistent with past practice.

“Parent Equity Plans” means that certain 2004 Performance Incentive Plan, as amended, and that certain 2012 Performance Incentive Plan, as amended.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, in and of itself or themselves, to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Effect:

(1)                                 any Effect to the extent resulting from (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates, or regulatory or political conditions, in any country where Parent has material operations, or (B) acts of war, terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war) or natural disasters;

(2)                                 any Effect to the extent generally affecting the principal industry or markets in which Parent and its Subsidiaries operate;

(3)                                 any Effect to the extent caused by the execution of this Agreement or the announcement of the Transactions, including with respect to (A) loss of existing employees, consultants or independent contractors, (B) loss of, or reduction in business by or revenue from, existing customers or (C) disruption in or loss of suppliers, distributors, partners or similar third parties with whom Parent or any of its Subsidiaries has any relationship;

(4)                                 any decline in the market price or trading volume of Parent Shares on the NASDAQ Global Select Market (“Nasdaq”) (provided that the exception in this clause (4) shall not prevent or otherwise affect a determination that any Effect underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect);

(5)                                 any Effect to the extent resulting from a change in Law or GAAP after the date of this Agreement (including any change after the date of this Agreement in the interpretation or enforcement of any existing Law by the Governmental Entity primarily responsible for such interpretation or enforcement);

(6)                                 any failure by Parent to meet analysts’ expectations or to meet any internal or published estimates, expectations, projections, forecasts, guidance or revenue or earnings predictions for any period ending on or after the date of this Agreement, or any change in any financial strength rating or any other recommendation or rating as to the securities of Parent after the date of this Agreement (provided that the exception in this clause (6) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Parent Material Adverse Effect); and

(7)                                 any action(s) taken or omitted to be taken by Parent or any of its Subsidiaries expressly required to be taken or omitted to be taken by it under this Agreement or to which the Company has specifically consented in writing;

provided, further, that, with respect to clauses (1), (2) and (5), such Effect does not have a disproportionately adverse effect on Parent and its Subsidiaries compared to other companies of similar size operating in the principal industry in which Parent and its Subsidiaries operate.

“Parent’s Knowledge” means the actual knowledge, following due inquiry and investigation, of the individuals set forth on Parent Disclosure Schedule 5.7.

“Per Share Stock Option Consideration” means the excess, if any, of (A)(i) the Per Share Cash Amount, plus (ii) the product of (x) the Exchange Ratio and (y) the Parent Trading Price minus (B) the per share exercise price of the applicable Company Stock Option immediately prior to the Effective Time.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’, lessors’ and similar Liens arising or incurred in the Ordinary Course relating to obligations as to which there is no default on the part of the Company or any Company Subsidiary or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) purchase money Liens arising in the Ordinary Course; (v) zoning, entitlements and other land use and environmental regulations by Governmental Entities; (vi) with respect to Owned Real Property, any matters disclosed in true and complete title reports and title searches made available by the Company to Parent prior to the date of this Agreement, (vii) with respect to Leased Real Property, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (viii) Liens in favor of the Company or any wholly owned Company Subsidiary securing intercompany borrowing by any wholly owned Company Subsidiary, (ix) Liens set forth on Company Disclosure Schedule 4.8(c) and (x) Liens arising under the Company Credit Agreements or Equipment Loan Agreements (or any replacements thereof) as of the date of this Agreement.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Real Property Lease” means any agreement under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant of any real property.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Texas.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which securities or other ownership interests having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is owned by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) of which at least a majority of its equity securities is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (including, with correlative meaning, the term “Taxes”) means any net income, alternative or add-on minimum gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, social security, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Transactions” means, collectively, all of the transactions contemplated hereby, including the Merger.  For the avoidance of doubt, references herein to the Transactions or to any of the Transactions shall not be deemed to include or mean any agreement or arrangement (if any) referred to in Section 4.17 (other than the Voting Agreement).

1.2                               Certain Other Definitions.  The following terms are defined in the respective Sections of the Agreement indicated:

Adverse Recommendation Change	Section 6.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(c)(ii)
Alternative Proposal	Section 6.3(b)
Antitrust Laws	Section 6.6(a)
Applicable Date	Section 4.5(a)
Bankruptcy and Equity Exception	Section 4.3(a)
Benefit Plan	Section 4.11(a)
Book Entry Share	Section 3.1(c)(ii)
Certificate	Section 3.1(c)(ii)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Articles	Section 2.4
Company Board	Recitals
Company By-Laws	Section 2.4
Company Disclosure Schedules	Article IV

Company Labor Agreements	Section 4.12
Company Recommendation	Recitals
Company Required Governmental Approvals	Section 4.4(a)
Company SEC Documents	Section 4.5(a)
Company SEC Financial Statements	Section 4.5(b)
Company Stock Option	Section 3.4(a)
Company Stockholder Approval	Section 4.3(a)
Consent Agreement	Section 6.6(a)
Consent Cap	Section 6.6(a)
Credit Suisse	Section 4.20
Dissenting Shares	Section 3.3
D&O Insurance	Section 6.8(b)
DOJ	Section 6.6(a)
Effective Time	Section 2.3
Environmental Claim	Section 4.15(a)
Environmental Law	Section 4.15(b)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(c)(i)
Excluded Shares	Section 3.1(b)
Expense Payment	Section 8.3(b)
Foreign Corrupt Practices Act	Section 4.10(b)
FTC	Section 6.6(a)
Hazardous Substance	Section 4.15(c)
Indemnified Liabilities	Section 6.8(a)
Indemnified Parties	Section 6.8(a)
Indemnified Party	Section 6.8(a)
Indemnifying Party	Section 6.8(e)
Insurance Policies	Section 4.16
IP Encumbrances	Section 4.14(b)
Intervening Event	Section 6.3(c)
IRS	Section 4.9(e)
Leased Real Property	Section 4.8(b)
Legal Proceedings	Section 4.7

Material Contracts	Section 4.13(a)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 4.11(b)
Non-Union 401(k) Plan	Section 6.7(g)
Non-U.S. Benefit Plans	Section 4.11(h)
Notice Period	Section 6.3(c)
Outside Date	Section 8.1(b)(ii)
Owned Real Property	Section 4.8(a)
Parent	Preamble
Parent Disclosure Schedules	Article V
Parent Required Governmental Approvals	Section 5.4(a)
Parent SEC Documents	Section 5.5(a)
Parent SEC Financial Statements	Section 5.5(b)
Parent Shares	Section 3.1(c)(i)
Parent Trading Price	Section 3.1(e)
Per Share Cash Amount	Section 3.1(c)(i)
Per Share Merger Consideration	Section 3.1(c)(i)
Privacy and Security Laws	Section 4.14(i)
Proceeding	Section 6.8(a)
Proxy Statement/Prospectus	Section 2.6(a)
Representatives	Section 6.3(a)
Rights	Section 4.2(a)
S-4 Registration Statement	Section 2.6(a)
Sarbanes-Oxley Act	Section 4.5(a)
Scheduled Intellectual Property	Section 4.14(a)
Share	Recitals
Stockholders’ Meeting	Section 2.6(d)
Superior Proposal	Section 6.3(b)
Superior Proposal Agreement	Section 6.3(c)
Surviving Corporation	Section 2.1
TBOC	Recitals
Termination Fee	Section 8.3(a)
U.S. Benefit Plans	Section 4.11(c)

Voting Agreement	Recitals
WARN Act	Section 4.12

ARTICLE II.
THE MERGER

2.1                               The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the provisions of the TBOC, and the separate existence of Merger Sub shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the TBOC.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

2.2                               Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied or waived at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, time and date as the parties hereto shall agree.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.3                               Effective Time.  As soon as practicable following the Closing, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Secretary of State as provided in the relevant provisions of the TBOC.  The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger.  The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

2.4                               Articles of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time, the Company’s Restated Articles of Incorporation, as amended prior to the date of this Agreement (the “Company Articles”) and the Company’s Third Amended and Restated By-Laws, as amended prior to the date of this Agreement (the “Company By-Laws”) shall be amended in their entirety to read as set forth in Exhibit B and Exhibit C hereto, respectively, and as so amended, shall be the articles of incorporation and the by-laws of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Law.

2.5                               Directors and Officers of the Surviving Corporation.

(a)                                 The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the TBOC and the articles of incorporation and by-Laws of the Surviving Corporation.

(b)                                 The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the TBOC and the articles of incorporation and by-laws of the Surviving Corporation.

2.6                               Proxy Statement/Prospectus; Information Supplied; Stockholders’ Meeting.

(a)                                 As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the proxy statement to be sent to the holders of Shares relating to the Stockholders’ Meeting and a Registration Statement on Form S-4 (including a prospectus) (the “S-4 Registration Statement”) in connection with the issuance of Parent Shares in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”).  Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter use its reasonable best efforts to promptly thereafter mail the Proxy Statement/Prospectus to the holders of Shares.  Each of Parent and the Company shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other Transactions and will pay all expenses incident thereto.

(b)                                 The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to holders of Shares and at the time of the Stockholders’ Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act.

(c)                                  The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required hereunder.  Each of Parent, Merger Sub and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable.  Each party shall promptly notify the other party and its counsel of the time when the S-4 Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the

Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.  If at any time prior to the time the Company Stockholder Approval is obtained, any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus shall be required, such party shall promptly notify the other party and Parent and the Company each shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement and promptly thereafter mail the Proxy Statement/Prospectus to the holders of Shares to the extent legally required.

(d)                                 As soon as reasonably practicable after the S-4 Registration Statement is declared effective, the Company, acting through the Company Board, shall duly call, give notice of, convene and hold a special meeting of holders of Shares (the “Stockholders’ Meeting”) to consider and vote upon the approval of this Agreement, and will not postpone or adjourn such meeting except to the extent required by Law.  Subject to Section 6.3, the Company Board shall include the Company Recommendation in the Proxy Statement/Prospectus and shall take all lawful action to solicit approval of this Agreement.  If the Company Board makes an Adverse Recommendation Change, it will not alter the obligation of the Company to submit this Agreement to the holders of Shares at the Stockholders’ Meeting to consider and vote upon the approval of this Agreement, unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders’ Meeting.

ARTICLE III.
CONVERSION OF SECURITIES

3.1                               Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company, Parent or Merger Sub:

(a)                                 Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Excluded Shares.  All Excluded Shares held by Parent, if any, or in the treasury of the Company or owned by the Company immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.  All Excluded Shares held by any Subsidiary of Parent or any Company Subsidiary shall remain outstanding and unaffected by the Merger.  “Excluded Shares” shall mean all Shares held by Parent, Merger Sub, any other Subsidiary of Parent, the Company or any Company Subsidiary, plus any Dissenting Shares.

(c)                                  Conversion of Shares.

(i)                                     Common Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be converted into the right to receive (i) an amount in cash equal to $34.44, without interest (the “Per Share Cash Amount”) and (ii) 1.651 validly issued, fully paid and non-assessable shares of common stock, par value $1.25 per share (each, a “Parent Share”), of Parent (the “Exchange Ratio”, and together with the Per Share Cash Amount, the “Per Share Merger Consideration”), payable to the holder thereof in accordance with this Article III.

(ii)                                  Cancellation.  At the Effective Time, all Shares (other than Excluded Shares held by any Subsidiary of Parent or any Company Subsidiary) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing Shares that immediately prior to the Effective Time represented any such outstanding Share (other than any Excluded Share) (a “Certificate”) and each non-certificated Share represented by book-entry (other than any Excluded Share) (a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Merger Consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 3.2.

(d)                                 Certain Adjustments.  Without limiting the other provisions of this Agreement, if, at any time during the period between the date of this Agreement and the Effective Time, any change in the number of Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) with a record date during such period, then the applicable Per Share Merger Consideration payable under Section 3.1(c) in respect of such Shares shall be equitably adjusted to reflect such change.

(e)                                  Fractional Shares.  No certificates or scrip representing fractional Parent Shares shall be issued upon the conversion of Shares pursuant to Section 3.1(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Shares.  All fractional shares which a single record holder of Shares would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places.  In lieu of any such fractional shares, each holder of Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a Parent Share to which such holder is entitled under Section 3.1(c) (or would be entitled but for this Section 3.1(e)) and (ii) an amount equal to the average of the closing sale prices of Parent Shares on Nasdaq for each of the ten (10) consecutive trading days ending with the third (3rd) complete trading day prior to the Closing Date (the “Parent Trading Price”).  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Parent Share interests, the Exchange Agent shall make available such amounts, without interest, to the holders of Shares entitled to receive such cash.

3.2                               Exchange of Shares.

(a)                                 Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), and pursuant to an exchange agent agreement reasonably acceptable to the Company, for the benefit of the holders of Shares, subject to Section 3.2(b)(ii), an aggregate number of Parent Shares and an aggregate amount of cash sufficient to deliver the aggregate amount of Parent Shares and cash to which holders of Shares shall become entitled pursuant to Section 3.1(c)(i) for the purpose of exchanging the Per Share Merger Consideration for Certificates and Book Entry Shares in accordance with this Article III.  After the Effective Time, on the appropriate payment date, if applicable, Parent shall promptly deposit or cause to be deposited with the Exchange Agent the amount of any dividends or other distributions payable on such Parent Shares pursuant to Section 3.2(b) (such Parent Shares and cash provided to the Exchange Agent for the Per Share Merger Consideration, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  Parent shall promptly deposit with the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(e).  The cash portion of the Exchange Fund shall not be used for any purpose other than as set forth in this Article III, and shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation solely in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) a combination of any of the foregoing.  Parent or the Surviving Corporation shall bear and pay the fees and expenses of the Exchange Agent in connection with the exchange of Shares and the Exchange Fund.  Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.  To the extent there are any losses with respect to any such investments, Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to pay the Per Share Cash Amount and any cash in lieu of fractional shares in accordance with Section 3.1(e).

(i)                                     Certificates. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of a Certificate representing Shares which were converted pursuant to Section 3.1(c), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of such Certificate (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(f)) to the Exchange Agent, which letter shall be in customary form and have such provisions as are reasonably satisfactory to Parent and the Company) and (B) instructions for effecting the surrender of each such Certificate (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(f)) in exchange for payment of the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Agreement.  If any Dissenting Shares cease to be Dissenting Shares pursuant to Section 3.3, Parent shall instruct the Exchange Agent promptly after the date on which Parent becomes aware that such Dissenting Shares have ceased to be Dissenting Shares to mail to the holder of record of such Shares the letter of transmittal and instructions referred to in the preceding sentence, with respect to such Shares.  Upon surrender of a Certificate (or affidavits of loss in lieu of such Certificates as provided in Section 3.2(f)) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, in accordance with the terms of such letter of transmittal, together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (w) the Per Share Cash Amount, (x) the number of whole Parent Shares (which shall be in non-certificated book entry form, unless certificated Parent Shares are requested) representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 3.1(c)(i) (after taking into account all Shares then held by such holder), (y) any dividends or other distributions payable pursuant to Section 3.2(b)(i) and (z) cash in lieu of fractional Parent Shares payable pursuant to Section 3.1(e), and the Certificate so surrendered shall forthwith be cancelled. If payment of any portion of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment of such Per Share Merger Consideration that (1) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, as determined by the Exchange Agent and as set forth in the letter of transmittal and related instructions and (2) the Person requesting such payment shall have paid to the Exchange Agent in advance any Tax required by reason of the payment of such Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Surviving Corporation that such Tax either has been paid or is not applicable.  Subject to Section 3.3, until surrendered as contemplated by this Section 3.2(a)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration for each Share formerly represented by such Certificate as contemplated by Section 3.1(c)(i), dividends or other distributions payable pursuant to Section 3.2(b)(i) and cash in lieu of any fractional shares payable pursuant to Section 3.1(e).  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)                                  Book Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 3.2(b)(ii) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share, any dividends or distributions payable pursuant to Section 3.2(b)(ii) and cash in lieu of any fractional shares payable pursuant to Section 3.1(e), and the Book Entry Shares of such holder shall forthwith be cancelled.

(b)                                 Distributions With Respect to Unexchanged Shares.

(i)                                     Certificates.  All Parent Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is after the Effective Time, that declaration shall include dividends in respect of all Parent Shares issued pursuant to this Agreement.  No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any Certificate, and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 3.1(e), until the surrender of such Certificate in accordance with this Article III.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Parent Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 3.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (B) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Shares with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

(ii)                                  Book-Entry Shares.  Holders of Book Entry Shares who are entitled to receive Parent Shares under this Article III shall be paid, without interest, (A) at the time of payment and delivery of such Parent Shares by the Exchange Agent under Section 3.2(a)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares, and the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 3.1(e) and (B) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Shares with a record date after the Effective Time but prior to the time of such payment and delivery by the Exchange Agent under Section 3.2(a)(ii) and with a payment date subsequent to the time of such payment and delivery by the Exchange Agent under Section 3.2(a)(ii).

(c)                                  Transfer Books; No Further Ownership Rights in Shares.  After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company.  After the Effective Time, the holders of Certificates or Book Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)                                 Termination of Fund: No Liability.  At any time following nine (9) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any certificates representing Parent Shares and any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent for the payment of Per Share Merger Consideration and which have not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Law), as general creditors thereof with respect to the payment of any Per Share Merger Consideration (or dividends or distributions with respect thereto as contemplated by Section 3.2(b)) that may be payable upon surrender of any Certificate or Book Entry Shares, as determined pursuant to this Agreement.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Certificate or Book Entry Shares for Per Share Merger Consideration (or dividends or distributions with respect thereto as contemplated by Section 3.2(b)) properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(e)                                  Withholding Taxes.  The right of any Person to receive payment or consideration payable upon surrender of a Certificate or Book Entry Shares pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax.  To the extent amounts are properly withheld by Parent, the Surviving Corporation or the Exchange Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book Entry Shares in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Exchange Agent, as the case may be, to promptly pay over such withheld amounts to the appropriate Governmental Entity.

(f)                                   Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the total amount of Per Share Merger Consideration (or dividends or distributions with respect thereto as contemplated by Section 3.2(b)) deliverable in respect thereof as determined in accordance with this Article III.

3.3                               Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Chapter 10, Subchapter H of the TBOC (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Per Share Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Chapter 10, Subchapter H of the TBOC, unless and until the applicable holder fails to comply with the provisions of Chapter 10, Subchapter H of the TBOC or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Shares under Chapter 10, Subchapter H of the TBOC. If, after the Effective Time, any such holder fails to comply with the provisions of Chapter 10, Subchapter H of the TBOC or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the applicable Per Share Merger Consideration.  The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Chapter 10, Subchapter H of the TBOC, and shall give Parent the opportunity to participate in negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

3.4                               Company Stock Options.

(a)                                 The Company represents and warrants that each option to acquire Shares granted under any Company Equity Plans or any other agreement (each, a “Company Stock Option”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Effective Time pursuant to the terms of the applicable Company Equity Plans and Company Stock Options granted thereunder.  At the Effective Time, each Company Stock Option, without any action on the part of the Company, Parent, Merger Sub or the holder of any such Company Stock Option, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the Per Share Stock Option Consideration multiplied by (ii) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time; provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Per Share Stock Option Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.  Any payment made pursuant to this Section 3.4(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement.  The Company, or the Surviving Corporation, as the case may be, shall make the payments in respect of the Company Stock Options as promptly as reasonably practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.4(a) (but in no event later than five (5) Business Days following the Effective Time).  The Company shall take all requisite action so that, at the Effective Time, each Company Stock Option shall be cancelled and the applicable Company Equity Plans shall be terminated.

(b)                                 At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Section 3.4(a).  The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by the Company to Parent and Merger Sub prior to entering into this Agreement (the “Company Disclosure Schedules”) (it being agreed that (i) other than in the case of the first sentence of Section 4.6, disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent and (ii) no disclosure contained in the Company SEC Documents shall be deemed to qualify, modify or apply to Sections 4.2, 4.3 and the first sentence of Section 4.6), the Company represents and warrants to Parent and Merger Sub as follows:

4.1                               Corporate Organization.

(a)                                 Each of the Company and the Company Subsidiaries is (i) in the case of the Company, a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Texas or (ii) in the case of each Company Subsidiary, a corporation, limited liability company or other type of entity duly incorporated or formed (as the case may be), validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation (as the case may be), and each has the requisite corporate, limited liability company or other power (as the case may be) and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Company, where the failure to be in good standing and, in the case of any Company Subsidiary, where the failure to be so incorporated or formed (as the case may be), existing or in good standing or to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b)                                 The copies of the Company Articles and the Company By-Laws most recently filed with the Company SEC Documents are complete and correct copies of such documents as in effect as of the date of this Agreement.  The Company has made available to Parent complete and correct copies of the certificates of incorporation and by-laws or comparable organizational and governing documents of the Company Subsidiaries, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

4.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share, issuable in series.  As of October 22, 2013, (x) 9,687,642 Shares and no shares of preferred stock were issued and outstanding, and (y) no Shares were held in the Company’s treasury.  All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights or rights of first refusal created by Law, the Company Articles or any Contract to which the Company or any Company Subsidiary is a party or by which it or its assets are bound.  The Shares constitute all of the issued and outstanding capital stock of the Company.  Other than 1,769,501 Shares reserved for issuance under the Company Equity Plans, the Company has no Shares reserved for issuance.  Company Disclosure Schedule 4.2(a)(i) contains a correct and complete list, as of the date of this Agreement, of Company Stock Options, specifically identifying the holder, date of grant, term, number of Shares, exercise price and vesting schedule. Except as set forth above, there are no outstanding preemptive or other outstanding rights, obligations, subscriptions, options, units, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, convertible securities, calls, commitments or similar derivative securities or agreements, arrangements or rights of any kind that obligate the Company or any of the Company Subsidiaries to purchase or issue any shares of capital stock or other securities of the Company or any of the Company Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of the Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding (collectively, “Rights”).  Each outstanding Company Stock Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or compensation committee of the Company Board actually awarded such Company Stock Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s tax returns and the Company SEC Documents, respectively.  Upon issuance of any Share in accordance with the terms of the Company Equity Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(b)                                 Company Disclosure Schedule 4.2(b) sets forth, (x) each Company Subsidiary and the ownership interest of the Company and any other Company Subsidiary in each Company Subsidiary, as well as the ownership interest of any other Person in each Company Subsidiary and (y) as of the date of this Agreement, the Company’s or any Company Subsidiary’s capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any Company Subsidiary and consisting of less than one percent (1%) of the outstanding capital stock of such company.  The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, each of the Company Subsidiaries, free and clear of any Liens, except for (i) Liens imposed under federal or state securities Laws and (ii) Liens arising under the Company Credit Agreements (or any replacements thereof) as in effect as of the date of this Agreement.  Each of the outstanding shares of capital stock or other securities of each Company Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable and free of any preemptive rights or rights of first refusal created by Law, the articles of incorporation, by-laws or similar organizational and governing documents of any Company Subsidiary, or any Contract to which the Company or any Company Subsidiary is a party or by which it or its assets are bound.  There are no restrictions on the Company with respect to voting the stock or other securities of any Company Subsidiary, except for pledges of such stock or securities as collateral pursuant to the Company Credit Agreements as in effect as of the date of this Agreement.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter.

(c)                                  Company Disclosure Schedule 4.2(c) sets forth each voting trust or other agreement or understanding (other than the Voting Agreement) to which the Company or any of the Company Subsidiaries is a party, or to the Company’s Knowledge, any other voting agreement or understanding (other than the Voting Agreement), with respect to the voting of the capital stock and other Rights of the Company or any of the Company Subsidiaries, other than any such voting trusts, agreements or understandings to which neither the Company nor any of the Company Subsidiaries is a party disclosed in beneficial ownership reports on Schedule 13D or Schedule 13G filed with the SEC prior to the date of this Agreement.

4.3                               Authority.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the Transactions to be consummated by it, subject, in the case of this Agreement, to the Company obtaining, prior to the Effective Time, the vote in favor of the approval of this Agreement by the holders of two-thirds of the voting power of the issued and outstanding Shares in accordance with Section 21.457 of the TBOC (the “Company Stockholder Approval”).  Other than the Company Stockholder Approval, no vote of the holders of capital stock of the Company or any of the Company Subsidiaries is necessary in connection with the consummation of the Transactions.  Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and of the Voting Agreement by Parent and Joe R. Davis, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)                                 At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) determining that the Merger is fair to, and in the best interests of, the Company and the holders of Shares, (ii) approving, and declaring to be advisable, this Agreement, the Merger and the other Transactions to be consummated by the Company, (iii) recommending that the holders of Shares vote in favor of the approval of this Agreement at the Stockholders’ Meeting and (iv) irrevocably approving for all purposes, to the maximum extent permitted by Law, (A) each of Parent, Merger Sub and their respective Affiliates and (B) this Agreement, the Voting Agreement, the Merger and the other Transactions to exempt such persons, agreements and transactions from, and to elect for the Company, Parent and Merger Sub and their respective Affiliates not to be subject to, the restrictions on “business combinations” set forth in Section 21.601 et seq. of the TBOC, or any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective affiliates in connection with this Agreement, the Voting Agreement, the Merger and the other Transactions with respect to any of the foregoing.

4.4                               Consents and Approvals; No Violations.

(a)                                 Except for (i) the consents and approvals set forth in Company Disclosure Schedule 4.4(a)(i), (ii) the filings, approvals and/or notices as may be required under, and other applicable requirements of, the HSR Act, (iii) the filing with the SEC of the Proxy Statement/Prospectus relating to the approval of this Agreement by the holders of Shares and the issuance of Parent Shares in the Merger, (iv) the filing of the Certificate of Merger with the Secretary of State, and (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the NYSE (all of the foregoing, collectively, the “Company Required Governmental Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity, is required to be obtained or made by the Company or any of the Company Subsidiaries for the consummation by the Company of the Transactions to be consummated by it, other than such consents, approvals, filings, declarations or registrations that, if not obtained or made, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b)                                 None of the execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the Transactions to be consummated by it, and compliance by the Company with any of the terms and provisions of this Agreement and the Voting Agreement, will constitute or result in (i) a breach or violation of any provision of the Company Articles or Company By-Laws or any of the similar organizational or governing documents of any Company Subsidiary, (ii) assuming that the Company Stockholder Approval and the Company Required Governmental Approvals are received or made, as the case may be, prior to the Effective Time, a breach or violation of any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (iii) a breach or violation of or the loss of any benefit under, a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the termination of or a right of termination or cancellation under, the creation, acceleration or change of any rights or obligations of any party or the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under any Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such breaches, violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, right or obligation creations, accelerations or changes or Lien creations as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(c)                                  The Company and the Company Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than twenty-five percent (25%) of the gross assets of the Company and the Company Subsidiaries taken as a whole (excluding cash and cash equivalents).

4.5                               Company SEC Documents; Financial Statements; Indebtedness; Undisclosed Liabilities.

(a)                                 The Company has filed with or furnished to, as applicable, on a timely basis, all reports, schedules, forms, certificates, statements and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since March 31, 2010 (the “Applicable Date”) (the reports, schedules, forms, certificates, statements and documents filed or furnished since the Applicable Date and subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”).  Each of the Company SEC Documents, at the time of its filing or being furnished, complied, or in the case of any Company SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company SEC Documents.  As of their respective dates, (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Documents did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of the Company included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) (the “Company SEC Financial Statements”) have been prepared, or in the case of Company SEC Financial Statements (including the related notes and schedules) filed with or furnished to the SEC after the date of this Agreement, will be prepared, in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, and (except as may be indicated therein or in the notes thereto or as subsequently amended or superseded by a filing prior to the date of this Agreement) fairly present, or in the case of Company SEC Financial Statements (including the related notes and schedules) filed with or furnished to the SEC after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries for the time periods set forth therein and the consolidated statements of earnings, stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are not and will not be material in amount or effect and the absence of footnotes).

(c)                                  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any kind or nature required by GAAP to be reflected in a consolidated balance sheet of the Company or disclosed in the notes thereto, except for such liabilities and obligations (i) reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company as of June 30, 2013 (including the notes thereto) included in the Company SEC Financial Statements, (ii) incurred in the Ordinary Course since the date of such financial statements, (iii) discharged or paid prior to the date of this Agreement or (iv) as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Company Disclosure Schedule 4.5(d) sets forth, as of the date of this Agreement, without duplication and excluding obligations or transactions among the directly or indirectly wholly owned Company Subsidiaries and the Company or other directly or indirectly wholly owned Company Subsidiaries (i) the amount of each indebtedness of the Company and the Company Subsidiaries, whether or not contingent, for borrowed money, including the interest rate applicable to each such indebtedness, any Liens which relate to each such indebtedness and the name of the lender or other payee of each such indebtedness, (ii) the amount of each obligation of the Company and the Company Subsidiaries evidenced by negotiable notes, bonds, debentures or other similar instruments, including the interest rate and any prepayment penalties applicable to each such obligation, (iii) the amount of each indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company and the Company Subsidiaries, (iv) the amount of each obligation of the Company and the Company Subsidiaries as lessee under capital leases, (v) the amount of each obligation, contingent or otherwise, of the Company and the Company Subsidiaries under acceptance, letter of credit or similar facilities, including the interest rate applicable to each such obligation and the name of the lender or other payee of each such obligation, (vi) the amount of each obligation of the Company and the Company Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of the Company or any of the Company Subsidiaries or any warrants, rights or options to acquire such equity interest or equity securities (other than Company Stock Options outstanding as of the date of this Agreement), (vii) the amount of each indebtedness of any other Person of any type referred to in the foregoing clauses (i) through (vi) guaranteed directly or indirectly in any manner by the Company or any of the Company Subsidiaries, and (viii) the amount of each indebtedness of any type referred to in the foregoing clauses (i) through (vii) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) of the Company and the Company Subsidiaries, even though the Company or any of the Company Subsidiaries has not assumed or become liable for the payment of such indebtedness; it being understood that Company Disclosure Schedule 4.5(d) is not required to set forth any item described in the foregoing clauses (i) through (v) not in excess of $250,000.  As of the date of this Agreement, the aggregate outstanding amount of the items set forth in the foregoing clauses (i) through (viii) is less than $100,300,000.

(e)                                  The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and the Company Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  The Company has disclosed, based on the most recent evaluation of the Company’s principal executive officer and its principal financial officer, to the Company’s auditors and the Audit Committee of the Company Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and has identified to such auditors and Audit Committee of the Company Board any material weaknesses in internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Parent (i) any disclosures made by management to the Company’s Audit Committee of the Company Board since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee of the Company Board required or contemplated by listing standards of the NYSE, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board.  To the Company’s Knowledge, since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.  The Company has made available to Parent a summary of all material complaints or concerns relating to financial, accounting, auditing or internal controls matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(f)                                   The Company has not, in the twelve (12) months preceding the date hereof, received written notice from the NYSE that the Company is not in compliance with the listing or maintenance requirements of the NYSE.  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(g)                                  Since the date the Company’s last proxy statement was filed with the SEC and through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its controlled Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

4.6                               Absence of Certain Changes or Events.  Since March 31, 2013, there has not been any Effect which, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.  From March 31, 2013 to the date of this Agreement, the Company and the Company Subsidiaries (i) have carried on and operated their respective businesses in all material respects in the Ordinary Course and (ii) have not taken any action which, if taken after the date of this Agreement, would require the consent of Parent under clauses (b), (d), (e), (k), (l), (n) or (o) of Section 6.1.

4.7                               Litigation.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect and for any Legal Proceeding (or threatened Legal Proceeding) concerning this Agreement or any of the Transactions, there is no civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding (collectively, “Legal Proceedings”) pending or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries.  As of the date of this Agreement, except for any Legal Proceedings (or threatened Legal Proceedings) arising in connection with this Agreement or the Transactions, neither the Company nor any of the Company Subsidiaries is a party to or subject to the provisions of any Judgment that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

4.8                               Real Property; Personal Property.

(a)                                 Company Disclosure Schedule 4.8(a) sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property.  The Company has made available to Parent prior to the date of this Agreement copies of the most current title reports in its possession for the parcels of Owned Real Property.

(b)                                 Company Disclosure Schedule 4.8(b) sets forth a complete and correct list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each parcel of Leased Real Property, identifies the street address of such Leased Real Property.  The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of all Real Property Leases for the Leased Real Property (including all material amendments thereto).

(c)                                  Except as would not, individually or in the aggregate, be material to the operations of the Company and the Company Subsidiaries taken as a whole, the Company and/or one or more of the Company Subsidiaries as applicable has good and indefeasible fee simple title to all Owned Real Property and, to the Company’s Knowledge, enjoys peaceful and undisturbed possession of all Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(d)                                 Except (i) for the Real Property Leases or (ii) for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties or Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Company Subsidiary) any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof.

(e)                                  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the tangible personal property assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

4.9                               Taxes.

(a)                                 The Company and each of the Company Subsidiaries: (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have timely paid all material Taxes that are required to be paid or that the Company or any of the Company Subsidiaries are obligated to withhold or collect from amounts owing to or received from any employee, creditor, customer or third party, except with respect to matters contested in good faith, and (iii) have not waived any statute of limitations with respect to the Company’s material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(b)                                 As of the date of this Agreement, there are not pending or, to the Company’s Knowledge, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters of the Company or any of the Company Subsidiaries.  There are not, to the Company’s Knowledge, any unresolved questions or claims concerning the Company’s or any of the Company Subsidiaries’ Tax liability that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or are not disclosed or provided for in the Company SEC Documents.

(c)                                  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and the Company Subsidiaries for each of the fiscal years ended March 31, 2010, 2011 and 2012.  To the Company’s Knowledge, no written claim has been made within the seven (7) year period ending on the Closing Date by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any of the Company Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction.

(d)                                 Within the past five (5) years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(e)                                  Neither the Company nor any of the Company Subsidiaries is required to include in income after the Closing Date any adjustment pursuant to Section 481(a) of the Code as a result of a change in accounting method occurring at or before the Closing, no such adjustment has been proposed by the Internal Revenue Service (the “IRS”) and no pending request for permission to change any accounting method has been submitted by the Company or any of the Company Subsidiaries.

(f)                                   Neither the Company nor any of the Company Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

4.10                        Compliance with Laws; Licenses.

(a)                                 Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Company to consummate the Merger or the other Transactions, the businesses of the Company and the Company Subsidiaries have not been, and are not being, conducted in violation of any Law applicable to the Company or any of the Company Subsidiaries.  No investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other Transactions.  To the Company’s Knowledge, none of the Company or any of the Company Subsidiaries has received any written notice or communication of any noncompliance with any such Laws that has not been cured that would be material to the Company and the Company Subsidiaries, taken as a whole.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger or the other Transactions, the Company and the Company Subsidiaries each has obtained, is in compliance with and holds all licenses, permits, certifications, approvals, consents, authorizations, franchises, variances, exemptions and orders from applicable Governmental Entities required for the conduct of their respective businesses as presently conducted.

(b)                                 To the Company’s Knowledge, none of the Company, any of the Company Subsidiaries, or any other Person acting on behalf of the Company or any of the Company Subsidiaries, including, any director, officer, agent, employee or controlled Affiliate of the Company or any of the Company Subsidiaries acting in such capacity, has at any time during the past three (3) years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.  To the Company’s Knowledge, the Company and the Company Subsidiaries (i) are in compliance and have been in compliance, in each case, in all material respects, with the United States Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other United States or foreign Laws concerning corrupt payments or bribery and (ii) the Company has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company or any of the Company Subsidiaries of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments or bribery.  The Company and the Company Subsidiaries (x) keep books, records, and accounts that accurately and fairly reflect in all material respects transactions and the distribution of the Company’s and the Company Subsidiaries’ assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly recorded in accordance with the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments or bribery and (y) the Company and the Company Subsidiaries have disclosure controls and procedures and an internal accounting controls system that were prepared and have been maintained to prevent, detect and deter violations of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments or bribery.

4.11                        Employee Benefits.

(a)                                 Set forth in Company Disclosure Schedule 4.11(a) is a complete and correct list as of the date of this Agreement of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock purchase, severance, retention, employment, consulting, termination, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each bonus, incentive, profit sharing, insurance, medical, welfare, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based or other equity based, workers’ compensation, short-term and long-term disability, vacation plans or other employee benefit plan, agreement, program, policy or arrangement with respect to current or former employees or directors of the Company or any of the Company Subsidiaries.  All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the “Benefit Plans” and individually as a “Benefit Plan.”  For the avoidance of doubt, “Benefit Plans” shall not include any such agreement with respect to any former employee of the Company or its Subsidiaries if, as of the date of this Agreement, the Company or any Company Subsidiary, as applicable, has no further obligations or potential liability under such agreement.

(b)                                 With respect to each Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), the Company has made available to Parent (i) a complete and correct copy of such plan (if applicable) or a summary of such plan, (ii) the most recent IRS determination letter, if applicable, (iii) the current summary plan description, if applicable, (iv) the three most recent actuarial valuation reports, if applicable, (v) the two (2) most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) and (vi) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts forming a part of any Benefit Plans, and all material amendments thereto.  All administrative service agreements with respect to any Benefit Plan (other than any Multiemployer Plan) may be terminated without penalty upon less than one (1) year’s written notice.  With respect to each Benefit Plan that is a Multiemployer Plan, the Company has made available to Parent a complete and correct copy of all material documents received by the Company during the twelve (12) month period prior to the date of this Agreement from the applicable Multiemployer Plan sponsors or such sponsors’ representatives.  For all purposes of this Agreement, references to the Company having made a document “available” to Parent shall be deemed to include the Company having made such document publicly available by filing it (or incorporating it by reference) as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2013, or any Company SEC Document subsequently filed prior to the date of this Agreement, and with respect to individual stock option award agreements, the filing of the form of such agreement with a Company SEC Document prior to the date of this Agreement.

(c)                                  Each Benefit Plan, other than Multiemployer Plans and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), is being operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA and the Code.  Each U.S. Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable IRS determination letter as to its qualification or is a prototype plan that is the subject of a favorable opinion letter from the IRS or has applied to, or has time remaining in which to file an application with, the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualified or exempt status of such U.S. Benefit Plan or its trust under Section 401(a) of the Code.  To the Company’s Knowledge there are no circumstances likely to result in the loss of the qualified or exempt status of such U.S. Benefit Plan or its trust.  Neither the Company nor any of the Company Subsidiaries, nor any entity which is considered to be one employer with the Company under Section 4001 of ERISA or Section 414 of the Code makes or is obligated to make or within the past six (6) years has made or been obligated to make contributions to a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any U.S. Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any of its Subsidiaries to a material Tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material Tax or material penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA. Company Disclosure Schedule 4.11(c) sets forth each Multiemployer Plan within the meaning of Section 4001(a)(3) of ERISA in which the Company and any of the Company Subsidiaries participate or have participated in the last six (6) years and the estimated aggregate withdrawal liability of the Company and the Company Subsidiaries for each such Multiemployer Plan as most recently communicated to the Company in writing by the sponsor of each such Multiemployer Plan (or its authorized representative).

(d)                                 There are no material actions, litigations, audits, suits or claims (other than routine claims for benefits in the Ordinary Course) pending or, to the Company’s Knowledge, threatened in writing against the Company or a Company Subsidiary with respect to any Benefit Plan, other than the Multiemployer Plans.  To the Company’s Knowledge, there are no material actions, litigations, audits, suits or claims (other than routine claims for benefits in the Ordinary Course) pending or threatened in writing against the Company or a Company Subsidiary with respect to a Multiemployer Plan. Except as may be required by applicable Law, neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any U.S. Benefit Plan or collective bargaining agreement.  There are no material loans by the Company or any of the Company Subsidiaries to any current or former employees, directors or consultants of the Company or any of the Company Subsidiaries, other than loans under any U.S. Benefit Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the Ordinary Course.

(e)                                  Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes under Section 280G or 4999 of the Code or otherwise.

(f)                                   There has been no amendment to or announcement by the Company or any of the Company Subsidiaries relating to, or  increasing employee participation or coverage under, any U.S Benefit Plan or Non-U.S. Benefit Plan which would increase by more than five (5) percent the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  None of the execution of this Agreement, adoption of this

Agreement by the holders of Shares or the consummation of the Transactions will, either alone or in combination with another event or events, (i) entitle any current or former employees, independent contractors or directors of the Company or any of the Company Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a rabbi trust, a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, except for accelerated vesting of all Company Stock Options granted under the Company Equity Plans, (iii) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans (other than the Multiemployer Plans), (iv) result in material payments under any of the Benefit Plans which would not be deductible under 280G of the Code or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.  The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.

(g)                                  Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered, in all material respects, in compliance with its terms and the applicable operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any of the Company Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h)                                 All Benefit Plans maintained by the Company or any of the Company Subsidiaries outside of the United States primarily for the benefit of employees of the Company or any of the Company Subsidiaries working outside of the United States (“Non-U.S. Benefit Plans”) comply in all material respects with applicable local law.  All Non-U.S. Benefit Plans are listed on Company Disclosure Schedule 4.11(h).  As of the date of this Agreement, the Company and the Company Subsidiaries have no unfunded liabilities with respect to any such Non-U.S. Benefit Plan.  As of the date of this Agreement, here is no pending or, to the Company’s Knowledge, threatened material litigation or audit by a Governmental Entity relating to Non-U.S. Benefit Plans.

4.12                        Labor Matters.  As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of any material proceeding that seeks to organize any employees or to compel the Company or any of the Company Subsidiaries to bargain with any labor union or labor organization nor is there pending or, to the Company’s Knowledge, threatened, nor has there been for the past three (3) years, any labor strike, dispute, walk-out, work stoppage, labor picketing, slow-down, lockout or, to the Company’s Knowledge, union organizing activity involving the Company or any of the Company Subsidiaries.  To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.  The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, or other Contracts with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”).  The consummation of the Merger and the other Transactions will not entitle any third party (including any employee, labor union or labor organization) to any payments from the Company or any of the Company Subsidiaries under any of the Company Labor Agreements.  The Company and the Company Subsidiaries have paid or made provision for payment of all salaries, wages, and vacation pay accrued through the date of this Agreement in all material respects.  There is no charge pending or, to the Company’s Knowledge, threatened in writing before the National Labor Relations Board or any other labor relations tribunal or authority alleging material breach of any express or implied employment contract, unlawful discrimination in employment practices or any unfair labor practice by the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has any direct or indirect material liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer.  Neither the Company nor any of the Company Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

4.13                        Contracts.

(a)                                 Company Disclosure Schedule 4.13(a) lists, as of the date of this Agreement, each Contract that is of a type described below:

(i)                                     any Contract to which the Company or any of the Company Subsidiaries is a party relating to indebtedness for borrowed money (other than intercompany indebtedness) or capital leases (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;

(ii)                                  any Contract with, respectively, the thirty (30) largest customers and thirty 30 largest suppliers (measured by dollar volume of purchases or sales, respectively) of the Company and the Company Subsidiaries during the fiscal year ended March 31, 2013;

(iii)                               any Contract to which the Company or any of the Company Subsidiaries is a party granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire any of the Company’s or any of the Company Subsidiaries’ capital stock or assets;

(iv)                              any Contract that, to the Company’s Knowledge, (i) purports to limit either the type of business in which the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (ii) requires the disposition of any assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries), (iii) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and any of the Company

Subsidiaries or (iv) prohibits or limits the right of the Company or any of the Company Subsidiaries to make, sell or distribute any products or services (other than customary employee non-solicitation provisions entered into in the Ordinary Course), except, in each case in the foregoing clauses (i) through (iv), for any such Contract that is not material to the Company and the Company Subsidiaries taken as a whole;

(v)                                 any Contract to which the Company or any of the Company Subsidiaries is a party with respect to any partnership or other joint venture in which the Company or any Company Subsidiary has an ownership interest (other than a Contract solely between the Company or a Company Subsidiary, on the one hand, and one or more Company Subsidiaries, on the other hand);

(vi)                              any Contract pursuant to which the Company or any of the Company Subsidiaries has an option or right to purchase the assets or securities of another Person (not including purchases of raw materials, equipment and inventory in the Ordinary Course) that would entail a payment in excess of $2,500,000 in the aggregate;

(vii)                           any Contract that obligates the Company or any of the Company Subsidiaries to make any earn-out payments of a material amount based on future performance of an acquired business or assets;

(viii)                        any Contract to which the Company or any of the Company Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire the assets or securities of the other party or any of its Affiliates, or a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000;

(ix)                              any Contract between the Company and its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, excluding Benefit Plans;

(x)                                 any Contract providing for indemnification by the Company or any of the Company Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of the Company Subsidiaries as a whole or (y) entered into in the Ordinary Course; and

(xi)                              any material Contract for the license of, or containing any covenant not to sue or waiver or release under, any Intellectual Property granted to or from the Company (excluding commercial off-the-shelf for shrink wrap software that has not been materially modified or customized).

As used in this Agreement, the term “Material Contracts” means, collectively, the Contracts referred to in clauses (i) through (xi) above, Real Property Leases and each other Contract (including all amendments thereto) that (x) has been filed as a “material contract” by the Company with the SEC as an exhibit to the Company SEC Documents as of the date of this Agreement pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and (y) remains in effect as of the date of this Agreement.

(b)                                 With respect to each Material Contract to which the Company or any Company Subsidiary is a party, (i) neither the Company nor any of the Company Subsidiaries has breached, or is in default under and no event has occurred that with the lapse of time or giving of notice or both would constitute a default thereunder by the Company or any of the Company Subsidiaries, nor has any of them received written notice of breach or default under, such Material Contract, (ii) to the Company’s Knowledge, no other party to such Material Contract has breached or is in default of any of its obligations thereunder, (iii) such Material Contract is valid and binding on the Company or any of the Company Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect, except in the case of clauses (i), (ii) and (iii) for such breaches, defaults or failures to be in full force and effect that would not, or would not be reasonably expected to, individually or in the aggregate,  have a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of all Material Contracts (including all material amendments thereto) prior to the date hereof.

4.14                        Intellectual Property.

(a)                                 Company Disclosure Schedule 4.14(a) sets forth a true and complete list in all material respects as of the date of this Agreement of all Intellectual Property which is registered or for which registration has been applied for that is owned by the Company or any of the Company Subsidiaries (collectively, the “Scheduled Intellectual Property”), indicating for each item the registration and/or application number, the record owner, the appropriate filing jurisdiction, and the registration or filing date.

(b)                                 The Company and/or one or more of the Company Subsidiaries exclusively owns (beneficially and of record, where applicable) all right, title and interest in, to and under the Scheduled Intellectual Property free and clear of all IP Encumbrances other than any IP Encumbrance granted in the Ordinary Course and Liens granted pursuant to the Company Credit Agreements as in effect on the date of this Agreement, but solely with respect to the territories identified on Company Disclosure Schedule 4.14(a).  The Scheduled Intellectual Property is subsisting, and to the Company’s Knowledge, valid and enforceable, and as of the date of this Agreement is not subject to any outstanding Judgment materially and adversely affecting the Company’s or any of the Company Subsidiaries’ use of, or its rights to, such Scheduled Intellectual Property.  “IP Encumbrances” means any charge, claim, security interest, condition, equitable interest, lien, joint ownership, exclusive license, non-exclusive license not granted in the Ordinary Course, option, pledge, mortgage, right of first offer, right of first refusal or contractual restriction of use.

(c)                                  The Company and the Company Subsidiaries have taken reasonable commercial measures to protect the material Intellectual Property owned or held exclusively by the Company or Company Subsidiaries, and to protect the confidentiality and value of all material Trade Secrets that are owned, used or held by the Company and the Company Subsidiaries, and such Trade Secrets have not been disclosed to or authorized to be disclosed to any Person except pursuant to valid and appropriate written non-disclosure, confidentiality agreements and/or license agreements which have not been breached.  All of the Company’s and the Company Subsidiaries’ current and, to the Company’s Knowledge, prior employees who have contributed or may contribute to the development or creation of Intellectual Property have executed valid and enforceable written intellectual property assignments and confidentiality agreements requiring assignment of Intellectual Property rights for the benefit of the Company.  Every Contract under which any Intellectual Property was developed for the Company or any of the Company Subsidiaries and is material to the conduct of their business assigns all rights to or licenses such Intellectual Property to the Company or the applicable Company Subsidiary.

(d)                                 The Company and the Company Subsidiaries have all right, title and interest in and to, or otherwise possess adequate licenses or other sufficient rights to use, all material Intellectual Property used in or necessary for their business.

(e)                                  To the Company’s Knowledge, neither the conduct of the business of the Company or any of the Company Subsidiaries, nor any products sold or services provided by the Company or any of the Company Subsidiaries in connection therewith (and which is material to the business of the Company), is infringing, misappropriating or otherwise violating any other Person’s Intellectual Property rights.  No Person has alleged or asserted that the Company or any of the Company Subsidiaries has infringed upon, misappropriated or otherwise violated the Intellectual Property of any third party.  To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right of the Company or any of the Company Subsidiaries.

(f)                                   There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Company’s Knowledge, threatened by or against the Company or any of the Company Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property owned by the Company or any of the Company Subsidiaries.

(g)                                  The Company and the Company Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the Ordinary Course.

(h)                                 The IT Assets owned, used or held for use by the Company or any of the Company Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and Company Subsidiaries in connection with their business and have not materially malfunctioned or failed in a manner materially adverse to the business of the Company and its Subsidiaries within the past three (3) years.  To the Company’s Knowledge, no Person has gained unauthorized access to the IT Assets within the past three (3) years.  The Company and the Company Subsidiaries have, within the past three (3) years, employed commercially reasonable measures designed to protect the confidentiality, integrity and security of all software, databases, systems, networks and Internet sites under the control of the Company material to the conduct of their respective businesses and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties.  The Company has implemented and maintained reasonable backup and disaster recovery technology and procedures consistent with industry practices.

(i)                                     To the Company’s Knowledge, the Company and the Company Subsidiaries have (i) each complied with its published, posted and internal privacy policies and all Privacy and Security Laws governing the collection, transmission, storage (including cross-border transfers), disclosure, sharing and use of employee and consumer information (including personally identifiable information), (ii) employed commercially reasonable measures designed to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse, and (iii) to the Company’s Knowledge, since January 1, 2012, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any of the Company or any of the Company Subsidiaries or any of their respective employees, consultants or independent contractors.  “Privacy and Security Laws” means Laws regarding collecting, accessing, using, disclosing, transmitting, securing, sharing, transferring, storing and using personally identifiable data, including federal, state or foreign Laws or regulations regarding (A) data privacy and information security, (B) data breach notification (as applicable), and/or (C) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.  To the Company’s Knowledge, within the past three (3) years, no Person has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any personally identifiable information by the Company, any of the Company Subsidiaries or any of their respective employees, consultants or independent contractors, and, to the Company’s Knowledge, there is no reasonable basis for any such claim or action.

(j)                                    Neither the Company nor any of the Company Subsidiaries is currently using any software that  is licensed under any terms or conditions that impose any requirement that any software  material to the operation of the Company’s and the Company Subsidiaries’ business (A) be made available or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, except as required by applicable Law or (D) be redistributable at no charge.

(k)                                 As of the date of the Agreement, all material domain names listed on Company Disclosure Schedule 4.14(a) are currently registered and in good standing, and the Company or a Company Subsidiary, as the case may be, is shown on the records of the registrar thereof as the sole owner thereof.  From March 31, 2013 to the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication stating that any Person is challenging its right to use any such material domain name.

4.15                        Environmental Matters.

(a)                                 Except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have at all times complied with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of the Company Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance requiring remediation or that could otherwise result in liability to the Company or any Company Subsidiary pursuant to any Environmental Law; (iii) no property formerly owned or operated by the Company or any of the Company Subsidiaries was contaminated with any Hazardous Substance requiring remediation or that could otherwise result in  liability to the Company or any Company Subsidiary pursuant to any Environmental Law during such period of ownership or operation; (iv) neither the Company nor any of the Company Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of the Company Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries may be in  violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no  legal, administrative, arbitral or other proceedings, claims or actions arising under any applicable Law as in effect on the date of this Agreement related to the protection of human health or the environment (each, an “Environmental Claim”) that (A) as of the date of this Agreement are pending before any Governmental Entity or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries and (B) seek to impose, or are reasonably expected to result in the imposition on the Company or any of the Company Subsidiaries of, any liability or obligation and there is no reasonable basis for any Environmental Claim that would impose any such liability or obligation; (viii) there are no other circumstances or conditions involving the Company or any of the Company Subsidiaries that could be reasonably expected to result in any claim, liability, investigation, cost or restriction regarding the ownership, use or transfer of any property owned or operated by the Company pursuant to any Environmental Law; and (ix) the Company has made available to Parent prior to the date of this Agreement copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of the Company Subsidiaries or their respective current and former properties or operations.

(b)                                 As used in this Agreement, “Environmental Law” means any Law relating to:  (A) the protection of the environment, or health and safety as it relates to the environment, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

(c)                                  As used in this Agreement, “Hazardous Substance” means any substance that is:  (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold in toxic amounts or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

4.16                        Insurance.  All material fire and casualty, general liability, workers’ compensation, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of the Company Subsidiaries (“Insurance Policies”), provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.  Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.17                        Affiliate Transactions.  As of the date of this Agreement, there are no agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company (other than the Company Subsidiaries), on the other hand, that have not been disclosed in the Company SEC Documents prior to the date of this Agreement.

4.18                        Customers.  As of the date of this Agreement, to the Company’s Knowledge, none of the thirty (30) largest customers (measured by dollar volume of purchases) of the Company and the Company Subsidiaries during the fiscal year ended March 31, 2013 have notified the Company or the applicable Company Subsidiary that such customer is terminating its business relationship with the Company or the applicable Company Subsidiary, or changing any such business relationship in a manner that is materially adverse with respect to the Company’s or the applicable Company Subsidiary’s business relationship with such customer.

4.19                        Takeover Statutes.  Assuming the truth and accuracy of representations and warranties contained in Section 5.12, the Company Board has taken all necessary action to ensure that (a) neither Parent nor Merger Sub will be an “affiliated shareholder” or prohibited from entering into or consummating a “business combination” with the Company under Section 21.606 of the TBOC as a result of the execution of this Agreement or the Voting Agreement or the consummation of the Merger or the other Transactions and (b) any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Law, or any anti-takeover provisions in the Company Articles or the Company By-Laws, is not applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Voting Agreement, the Merger or the other Transactions.

4.20                        Opinion of Financial Advisor.  The Company Board has received the opinion of Credit Suisse (USA) LLC (“Credit Suisse”), the Company’s financial advisor, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates) in the Merger is fair, from a financial point of view, to such holders.

4.21                        Broker’s Fees.  Except for Credit Suisse and the fees and expenses payable to it, neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or any of the Company Subsidiaries has employed any financial advisor, broker or finder in a manner that would result in any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.  The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Credit Suisse is entitled to any fees and expenses in connection with any of the Transactions.

4.22                        No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV (WHICH INCLUDES THE COMPANY DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY.  THE

COMPANY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTAINED IN THIS ARTICLE IV, WHETHER BY THE COMPANY, ANY COMPANY SUBSIDIARY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON.  THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY THE COMPANY, ANY COMPANY SUBSIDIARY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR PARENT’S OR MERGER SUB’S USE, OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES IN CERTAIN “DATA ROOMS”, MANAGEMENT PRESENTATIONS OR OTHER WRITTEN MATERIALS PROVIDED TO PARENT OR MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure schedules delivered by Parent and Merger Sub to the Company prior to entering into this Agreement (the “Parent Disclosure Schedules”) (it being agreed that (i) other than in the case of Section 5.6, disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent and (ii) no disclosure contained in the Parent SEC Documents shall be deemed to qualify, modify or apply to Sections 5.2, 5.3 and 5.6), Parent and Merger Sub each hereby represents and warrants to the Company as follows:

5.1                               Corporate Organization.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except, where the failure to be so incorporated, existing or in good standing or to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.  Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.  The copies of (i) Parent’s Restated Certificate of Incorporation, as amended, and By-Laws, as amended, in each case most recently filed with the Parent SEC Documents and (ii) Merger Sub’s articles of incorporation and by-laws made available to the Company, are complete and correct copies of such documents as in effect as of the date of this Agreement.

5.2                               Capitalization.  The authorized capital stock of Parent consists of 500,000,000 Parent Shares.  As of October 22, 2013, (x) 242,958,388 Parent Shares were issued and outstanding, and (y) 61,214,654 Parent Shares were held in Parent’s treasury.  Other than 7,936,742 Parent Shares reserved for issuance under the Parent Equity Plans, Parent has no Parent Shares reserved for issuance.  All of the issued and outstanding Parent Shares have been, and all of the Parent Shares to be issued pursuant to the Merger will be when issued, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or rights of first refusal created by Law, the Restated Certificate of Incorporation of Parent or any Contract to which Parent or any of its Subsidiaries is a party or by which it or its assets are bound.  The Parent Shares constitute all of the issued and outstanding capital stock of Parent.  Except as set forth above, there are no outstanding preemptive or other outstanding rights, obligations, subscriptions, options, units, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, convertible securities, calls, commitments or similar derivative securities or agreements, arrangements or rights of any kind that obligate Parent to purchase or issue any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Upon issuance of any Parent Shares in accordance with the terms of the Parent Equity Plans, such Parent Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

5.3                               Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and in the case of Parent, the Voting Agreement, and to consummate the Transactions to be consummated by it, subject, in the case of this Agreement, to approval of this Agreement by Parent as the sole stockholder of Merger Sub, which approval will be obtained immediately following the execution of this Agreement.  No vote of the holders of capital stock of Parent is necessary in connection with the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and the Voting Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery of this Agreement by the Company and the Voting Agreement by the other parties thereto, constitutes a valid and binding obligation, in the case of this Agreement, of each of Parent and Merger Sub and, in the case of the Voting Agreement, of Parent, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.4                               Consents and Approvals; No Violations.

(a)                                 Except for (i) the consents and approvals set forth in Parent Disclosure Schedule 5.4(a)(i), (ii) the filings, approvals and/or notices as may be required under, and other applicable requirements of, the HSR Act, (iii) the filing with the SEC of the S-4 Registration Statement and the Proxy Statement/Prospectus relating to the approval of this Agreement by the holders of Shares and the issuance of Parent Shares in the Merger, (iv) the filing of the Certificate of Merger with the Secretary of State and (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and Nasdaq (all of the foregoing collectively, the “Parent Required Governmental Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity is required to be obtained or made by Parent or Merger Sub or any of Parent’s other Subsidiaries for the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, other than such consents, approvals, filings, declarations or registrations that, if not obtained or made, would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.  Parent does not own, directly or indirectly, any voting interest in any other Person that requires an additional filing by Parent under the HSR Act.

(b)                                 None of the execution, delivery and performance by Parent and Merger Sub of this Agreement and, in the case of Parent, the Voting Agreement, and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, and compliance by Parent and Merger Sub with any of the terms and provisions of this Agreement and in the case of Parent, the Voting Agreement, will constitute or result in (i) subject to approval by Parent of this Agreement as the sole stockholder of Merger Sub, which approval will be obtained immediately following the execution of this Agreement, a breach or violation of any provision of the certificate of incorporation or by-laws or similar organizational or governing documents of Parent or Merger Sub, (ii) assuming that the Parent Required Governmental Approvals are received or made, as the case may be, prior to the Effective Time, a breach or violation of any Law applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) a breach or violation of or the loss of any benefit under, a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the termination of or a right of termination or cancellation under, the creation, acceleration or change of any rights or obligations of any party or the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such breaches, violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, right or obligation creations, accelerations or changes or Lien creations as would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

5.5                               Parent SEC Documents; Financial Statements.

(a)                                 Parent has filed with or furnished to, as applicable, on a timely basis, all reports, schedules, forms, certificates, statements and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the reports, schedules, forms, certificates, statements and documents filed or furnished since the Applicable Date and subsequent to the date of this Agreement, including any amendments thereto, the “Parent SEC Documents”).  Each of the Parent SEC Documents, at the time of its filing or being furnished, complied, or in the case of any Parent SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Documents.  As of their respective dates, (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent SEC Documents did not, and any Parent SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of Parent included in or incorporated by reference into the Parent SEC Documents (including the related notes and schedules) (the “Parent SEC Financial Statements”) have been prepared, or in the case of Parent SEC Financial Statements (including the related notes and schedules) filed with or furnished to the SEC after the date of this Agreement, will be prepared, in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, and (except as may be indicated therein or in the notes thereto or as subsequently amended or superseded by a filing prior to the date of this Agreement) fairly present, or in the case of Parent SEC Financial Statements (including the related notes and schedules) filed with or furnished to the SEC after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries for the time periods set forth therein and the consolidated statements of earnings, stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments that are not and will not be material in amount or effect and the absence of footnotes).

(c)                                  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any kind or nature required by GAAP to be reflected in a consolidated balance sheet of Parent or disclosed in the notes thereto, except for such liabilities and obligations (i) reflected, reserved against or otherwise disclosed in the consolidated balance sheet of Parent as of June 30, 2013 (including the notes thereto) included in the Parent SEC Financial Statements, (ii) incurred in the Ordinary Course since the date of such financial statements, (iii) discharged or paid prior to the date of this Agreement or (iv) as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                 Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and its Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.  Parent has disclosed, based on the most recent evaluation of Parent’s principal executive officer and its principal financial officer, to Parent’s auditors and the Audit Committee of Parent’s Board of Directors (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and has identified to such auditors and Audit Committee of Parent’s Board of Directors any material weaknesses in internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or other employees of Parent or any of its Subsidiaries who have a significant role in Parent’s internal control over financial reporting.

(e)                                  Parent has not, in the twelve (12) months preceding the date hereof, received written notice from Nasdaq that Parent is not in compliance with the listing or maintenance requirements of Nasdaq.  Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

5.6                               Absence of Certain Changes or Events.  Since December 31, 2012, there has not been any Effect which, individually or in the aggregate, has had or would be reasonably expected to (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

5.7                               Compliance with Laws; Licenses.

(a)                                 Except as would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions, the businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Law applicable to Parent or any of its Subsidiaries.  No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to Parent’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.  To Parent’s Knowledge, none of Parent or any of its Subsidiaries has received any written notice or communication of any noncompliance with any such Laws that has not been cured that would be material to Parent and its Subsidiaries, taken as a whole.  Except as would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions, Parent and its Subsidiaries each has obtained, is in compliance with and holds all licenses, permits, certifications, approvals, consents, authorizations, franchises, variances, exemptions and orders from applicable Governmental Entities required for the conduct of their respective businesses as presently conducted.

(b)                                 To Parent’s Knowledge, Parent and its Subsidiaries (i) are in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States or foreign Laws concerning corrupt payments or bribery and (ii) Parent is not being investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Parent or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments or bribery.

5.8                               Environmental Matters.  Except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have at all times complied with all applicable Environmental Laws; (ii) no property currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance requiring remediation or that could otherwise result in liability to Parent or any of its Subsidiaries pursuant to any Environmental Law; (iii) no property formerly owned or operated by Parent or any of its Subsidiaries was contaminated with any Hazardous Substance requiring remediation or that could otherwise result in liability to Parent or any of its Subsidiaries pursuant to any Environmental Law during such period of ownership or operation; (iv) neither Parent nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in  violation of or subject to liability under any Environmental Law; (vi) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no  Environmental Claims that (A) as of the date of this Agreement are pending before any Governmental Entity or, to Parent’s Knowledge, threatened in writing against Parent or any of its Subsidiaries and (B) seek to impose, or are reasonably expected to result in the imposition on Parent or any of its Subsidiaries of, any liability or obligation and there is no reasonable basis for any Environmental Claim that would impose any such liability or obligation; and (viii) there are no other circumstances or conditions involving Parent or any of its Subsidiaries that could be reasonably expected to result in any claim, liability, investigation, cost or restriction regarding the ownership, use or transfer of any property owned or operated by Parent pursuant to any Environmental Law.

5.9                               Merger Sub.

(a)                                 Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation, other than in connection with the Transactions.

(b)                                 The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding.  All such issued and outstanding shares are owned beneficially and of record by Parent.

5.10                        Sufficient Funds.  Parent and Merger Sub currently have available to them, or on or before the Effective Time will have available to them, funds necessary for the payment to the Exchange Agent of the aggregate Per Share Cash Amount and payment of all other amounts payable under Sections 3.4 and 9.11.

5.11                        Litigation.  Except as would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions and for any Legal Proceeding (or threatened Legal Proceeding) concerning this Agreement or any of the Transactions, there is no Legal Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent or Merger Sub.  As of the date of this Agreement, except for any Legal Proceedings (or threatened Legal Proceedings) arising in connection with this Agreement or the Transactions, neither Parent nor Merger Sub is a party to or subject to the provisions of any Judgment that would, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the consummation of the Transactions.

5.12                        Ownership of Shares.  None of Parent, Merger Sub or any of the other Subsidiaries of Parent has been at any time during the three (3) years prior to the date of this Agreement an “affiliated shareholder” (as defined in Section 21.602 of the TBOC) of the Company.

5.13                        Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

5.14                        Taxes.  Parent and each of its Subsidiaries: (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, and (ii) have timely paid all material Taxes that are due and payable.

5.15                        No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V (WHICH INCLUDES THE PARENT DISCLOSURE SCHEDULES), NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PARENT OR MERGER SUB. EACH OF PARENT AND MERGER SUB HEREBY DISCLAIMS ANY

REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTAINED IN THIS ARTICLE V, WHETHER BY PARENT, MERGER SUB, ANY OF PARENT’S OTHER SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON.  EACH OF PARENT AND MERGER SUB HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY PARENT, MERGER SUB, ANY OF PARENT’S OTHER SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY PARENT, MERGER SUB, ANY OF PARENT’S SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OTHER PERSON RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR THE COMPANY’S OR ANY COMPANY SUBSIDIARY’S USE, OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY, ANY COMPANY SUBSIDIARY OR THEIR RESPECTIVE REPRESENTATIVES IN CERTAIN “DATA ROOMS”, MANAGEMENT PRESENTATIONS OR OTHER WRITTEN MATERIALS PROVIDED TO THE COMPANY, ANY COMPANY SUBSIDIARY OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS).

ARTICLE VI.
COVENANTS

6.1                               Conduct of Businesses of Company and Company Subsidiaries Prior to the Effective Time.  Except as (x) set forth in Company Disclosure Schedule 6.1, (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in the Ordinary Course; and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, insurance coverage, advantageous business relationships and the goodwill of Governmental Entities and retain the services of its present officers and key employees.  Without limiting the generality of the foregoing, and except as (x) set forth in Company Disclosure Schedule 6.1, (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(a)                                 (i) issue, sell, grant, dispose of, pledge, transfer or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge, transfer or other encumbrance of, (x) any shares of capital stock of it or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of it, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock of it or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of it or securities other than (A) as required pursuant to existing Company Equity Plans in effect as of the date of this Agreement and the Company Stock Options issued thereunder outstanding as of the date of this Agreement and (B) with respect to any such shares of capital stock or other securities of the Company Subsidiaries in connection with Liens arising under the Company Credit Agreements, or (y) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of its capital stock, other than (A) purchases or other acquisitions (including holdbacks for tax withholding) pursuant to the terms of Benefit Plans in effect on the date of this Agreement, and (B) pursuant to agreements in force as of the date of this Agreement that are set forth on the Company Disclosure Schedules and have been made available to Parent prior to the date hereof, (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution, whether payable in cash, stock, property or otherwise, in respect of any shares of capital stock, or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any wholly owned Company Subsidiary to any other wholly owned Company Subsidiary or to the Company or (iv) enter into any agreement with respect to the voting of its capital stock (other than the Voting Agreement);

(b)                                 merge or consolidate the Company or any of the Company Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(c)                                  incur any indebtedness for borrowed money, guarantee any such indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of the Company Subsidiaries or make any loans or advances to any Person (other than the Company or a wholly owned Company Subsidiary), except in any such case, pursuant to the Company Credit Agreements in amounts that would not cause the aggregate amounts outstanding under the Company Credit Agreements at any time to exceed $100,000,000;

(d)                                 (i) sell, transfer, lease, license, mortgage, pledge, surrender, divest, cancel abandon, knowingly allow to lapse or expire, encumber or otherwise dispose of, or grant any option to purchase, right of first refusal or any like rights with respect to, any of its properties, assets, licenses, operations, rights, product lines, business or interests therein, with a net book value in excess of $1,500,000 in the aggregate or (ii) release or assign any indebtedness owed to the Company or any Company Subsidiary by any Person (other than the Company or a wholly owned Company Subsidiary), except in any such case (x) in connection with services provided in the Ordinary Course or (y) the sale of obsolete, worthless or unused assets or equipment not necessary for the conduct of the business of the Company or the Company Subsidiaries;

(e)                                  make any acquisitions or investments, whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets, of or in any Person (other than a wholly owned Company Subsidiary or acquisitions of raw materials and inventory in the Ordinary Course) in an amount in excess of $1,000,000 in the aggregate (it being understood that any such acquisitions or investments that constitute capital expenditures shall be governed by Section 6.1(i));

(f)                                   except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Company Disclosure Schedule 6.1(f), or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, commission, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any current or former director, officer or employee of the Company or any of the Company Subsidiaries, except for increases in cash compensation made in the Ordinary Course to employees who are not officers which are approved in writing by the Chief Executive Officer of the Company, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards or grant any new equity awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan or in the Company Stock Option awards, (v) enter into or establish any (1) employment, severance, change in control, termination, deferred compensation or other similar agreement with any contractor, director, officer or employee of the Company or any of its Subsidiaries or (2) other agreement, program or policy that would otherwise qualify as a Benefit Plan had it been in place as of the Closing Date, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vii) forgive any loans to current or former directors, officers or employees of the Company or any of its Subsidiaries;

(g)                                  hire any employee or individual independent contractor with total expected annual compensation, excluding commissions, in excess of $150,000, other than to fill vacancies arising in the Ordinary Course at a compensation level consistent with past practice;

(h)                                 create or incur any Lien material to the Company or any of the Company Subsidiaries on any assets of the Company or the Company Subsidiaries (other than Permitted Liens);

(i)                                     except as set forth in the capital budgets set forth in Company Disclosure Schedule 6.1(i) and consistent therewith, make or authorize any capital expenditures, other than any emergency capital expenditures necessary to prevent death, bodily injury or material property damage;

(j)                                    (i) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, except for customer, supplier or vendor Contracts entered into in the Ordinary Course that do not contain any of the provisions referred to in Sections 4.13(a)(iii), (iv), (vii) or (viii), (ii) amend or modify any Material Contract in a manner that is materially adverse to the Company and the Company Subsidiaries or (iii) terminate any Material Contract;

(k)                                 make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP;

(l)                                     make any material Tax election or settle or compromise any material liability for Taxes (other than the filing of Tax Returns, including extensions, and the payment of Taxes in the Ordinary Course), take any action to jeopardize or negatively affect the net operating losses of the Company and the Company Subsidiaries, change any annual Tax accounting period, change any material Tax accounting method, file any amended material Tax Return (other than filing an amended material Tax Return in the Ordinary Course), enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(m)                             (i) grant, extend, amend (except as required in the diligent prosecution of the Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, license, knowingly let lapse, abandon or cancel, or extend or exercise any option to sell, assign, lease or license, any material Intellectual Property, in each case other than non-exclusive and non-sublicensable licenses of Intellectual Property granted in connection with the sales of products and services in the Ordinary Course, (ii) fail to diligently prosecute the Company’s and the Company Subsidiaries’ patent and trademark applications or (iii) fail to exercise a right of renewal or extension under any material inbound license for material Intellectual Property;

(n)                                 settle or compromise (i) any Legal Proceeding by any Governmental Entity, other than matters requiring payment of an immaterial amount or fine or (ii) any other Legal Proceeding (x) for an amount in excess of $250,000 or any obligation or liability of the Company or the Company Subsidiaries in excess of such amount or (y) that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries;

(o)                                 amend or propose any amendment to its articles of incorporation, by-laws or other applicable organization and governing documents; or

(p)                                 make any commitment to take any of the actions prohibited by this Section 6.1.

Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Prior to making any written or broad-based oral communications to the directors, officers or employees of the Company or any of the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.2                               Conduct of Businesses of Parent Prior to the Effective Time.  Except as (x) set forth in Parent Disclosure Schedule 6.2, (y) expressly contemplated or permitted by this Agreement, or required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Company otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any of its wholly owned Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, delayed or conditioned):

(a)                                 (i) declare, set aside, pay or make any dividends or other distributions (whether in cash, stock, property or otherwise) on or in respect of any of its capital stock, other than (x) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or to another direct or indirect wholly owned Subsidiary of Parent or (y) regular quarterly dividends not to exceed $0.26 per share payable in cash, declared and paid consistent with prior timing, or otherwise make payments to its stockholders in their capacity as such, or (ii) split, combine, subdivide or reclassify any of its capital stock;

(b)                                 issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of its capital stock except (i) for fair market value or (ii) upon the vesting of restricted stock units or performance share units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any of its capital stock; provided, however, that the foregoing shall not prohibit issuances of common stock, restricted stock units, performance share units, options or rights as part of normal employee compensation in the Ordinary Course;

(c)                                  amend Parent’s Restated Certificate of Incorporation or By-laws (whether by merger, consolidation or otherwise) in a manner that would affect the holders of Shares adversely relative to other holders of Parent Shares;

(d)                                 take or omit to take any action to cause the Parent Shares to cease to be eligible for listing on Nasdaq; or

(e)                                  make any commitment to take any of the actions prohibited by this Section 6.2.

6.3                               Alternative Proposals.

(a)                                 No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.3, neither it nor any of the Company Subsidiaries nor any of the elected officers and directors of it or the Company Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and the Company Subsidiaries’ other employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                                     initiate, solicit, seek, encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal;

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Alternative Proposal; or

(iii)                               otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Alternative Proposal if the Company receives from the Person so requesting such information an executed Acceptable Confidentiality Agreement, promptly notifies Parent in writing that it intends to furnish information and discloses to Parent (and, if applicable, provides copies of), prior to or concurrently with disclosure to such Person, any such information to the extent not previously provided to Parent, (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Alternative Proposal if the Company notifies Parent in writing that it intends to enter into such discussions or negotiations or (C) after having complied with Section 6.3(c) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Alternative Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal is a Superior Proposal.

(b)                                 Definitions.  For purposes of this Agreement:

“Alternative Proposal” means (i) any proposal or offer with respect to a merger, consolidation, liquidation, recapitalization, reorganization, business combination or similar transaction involving the Company or any of the Company Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner, directly or indirectly, in one or a series of related transactions, which if consummated would result in, any Person or group of Persons becoming the beneficial owner of 20% or more of the total voting power or of any class of equity securities of the Company or those of any of the Company Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of the Company Subsidiaries) of the Company, in each case, other than the Transactions.

“Superior Proposal” means a bona fide written Alternative Proposal for more than 50% of the assets (on a consolidated basis) of the Company or more than 50% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Shares from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions that may be proposed by Parent as provided in Section 6.3(c)).

(c)                                  No Adverse Recommendation Change or Alternative Acquisition Agreement.  The Company Board and each committee of the Company Board shall not:

(i)                                     withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, or approve, recommend or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) an Alternative Proposal; or

(ii)                                  except as expressly permitted by, and after compliance with, this Section 6.3(c) cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than an Acceptable Confidentiality Agreement referred to in Section 6.3(a) entered into in compliance with Section 6.3(a)) (an “Alternative Acquisition Agreement”) relating to any Alternative Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, the Company Board may (A) withhold, withdraw, qualify or modify the Company Recommendation (whether in connection with a Superior Proposal or otherwise), (B) approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or knowingly facilitated in material breach of Section 6.3(a) (the actions in clause (A) and (B), an “Adverse Recommendation Change”) or (C) authorize the Company, subject to complying with the terms of this Section 6.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Agreement”), in each case, if and only if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; and, in the case of clause (A), an Intervening Event occurs or the Company Board determines in good faith after consultation with its financial advisor that the Alternative Proposal constitutes a Superior Proposal; provided that neither the Company nor the Company Board may take the actions set forth in clause (A) with respect to an Intervening Event (i) until after at least three (3) Business Days (the “Notice Period”) following Parent’s receipt of notice from the Company that the Company Board intends to take such action and the basis therefor, including all necessary information under Section 6.3(f) and (ii) unless the Company negotiates with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) with respect to any modifications, changes or revisions to the terms and conditions of this Agreement as would permit the Company Board not to take such action; provided, further, that neither the Company nor the Company Board may take the actions set forth in either clause (B) or clause (C), or clause (A) with respect to a Superior Proposal, unless (i) the Company notifies Parent in writing that it intends to take such action, attaching the most current version of a Superior Proposal Agreement, if any, and the terms of the Superior Proposal to such notice, (ii) the Company negotiates with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) with respect to any modifications, changes or revisions to the terms and conditions of this Agreement as would permit the Company Board not to take such actions, and (iii) at the completion of the Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) after taking into account any modifications, changes or revisions to the terms of this Agreement or the Transactions proposed by Parent (taking into account (I) the terms of such offer and (II) the legal, financial, regulatory, timing, financing, conditionality (i.e., closing conditions) and other aspects of such offer), that such Superior Proposal would continue to constitute a Superior Proposal even if such modifications, changes or revisions were to be given effect; and provided, further, that neither the Company nor the Company Board may take the action set forth in clause (C) unless the Company, prior to such termination, pays Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(b).  Any material amendment to any such Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.3 and the Company shall notify Parent in writing of such modified Superior Proposal and shall again comply with this Section 6.3(c).

As used in this Agreement, “Intervening Event” means a material event, development, occurrence or change in circumstances or facts that was not actually known, appreciated or understood by the Company Board as of the date of this Agreement, which event, development, occurrence or change becomes known to the Company Board prior to the Stockholders’ Meeting; provided, that (i) in no event shall the receipt, existence of or terms of an Alternative Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event and (ii) no event, development, occurrence or change (material or otherwise) with respect to Parent shall constitute or be taken into account as an Intervening Event except to the extent such event, development, occurrence or change has had and continues to have a Parent Material Adverse Effect.

(d)                                 Certain Permitted Disclosure.  Nothing contained in this Section 6.3 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Alternative Proposal, including taking and disclosing to the holders of Shares a position contemplated by Rule 14d-9 or 14e-2 under the Exchange Act (or any similar communication to stockholders) or making any “stop look and listen” communication to the holders of Shares pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to holders of Shares); provided, however, that if such disclosure has the effect of withholding, withdrawing, qualifying or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(d)(i).

(e)                                  Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.3.  The Company also agrees that it will (i) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of the Company Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of the Company Subsidiaries and (ii) enforce and not waive the terms of any such confidentiality agreement other than the “standstill” provisions of any such confidentiality agreement.

(f)                                   Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers (including requests for information) with respect to an Alternative Proposal are received by, or any discussions or negotiations regarding an Alternative Proposal are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any discussions or negotiations with respect thereto.

6.4                               Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company.  Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement, the Voting Agreement or any of the other Transactions without the prior written approval of the Company and Parent, as the case may be, except as may be required by Law or by any listing agreement with a securities exchange or by the request of any Governmental Entity (with respect to which the disclosing party shall not be required to consult with the non-disclosing party but shall provide prior notice to the non-disclosing party of any such public announcements or filings); provided that the Company shall not be required to obtain the prior written approval of Parent in connection with any press release or public announcement that the Company Board has made an Adverse Recommendation Change or resolved to do so in each case, in compliance with Section 6.3.

6.5                               Access to Information.

(a)                                 Subject to applicable Law, during the period prior to the Effective Time, upon reasonable written notice from Parent, the Company shall (and shall cause the Company Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of Parent reasonable access to executives of the Company and the Company Subsidiaries to answer Parent’s questions concerning the business, operations and affairs of the Company and the Company Subsidiaries and access, during normal business hours, to the Company’s and each of the Company Subsidiaries’ employees, properties, books, contracts, commitments and records, in each case, as reasonably requested by Parent; provided that Parent and its Representatives shall conduct any such activities in such manner as not to interfere unreasonably or materially with the business, operations or personnel of the Company or the Company Subsidiaries.  Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would in the reasonable judgment of the Company (i) result in the disclosure of any Trade Secret of any third party or violate a third-party confidentiality obligation if the Company shall have used reasonable commercial efforts to obtain the consent of any such third party to such access or disclosure or (ii) in the Company’s reasonable judgment, jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information or violate any Law.

(b)           Without limitation of the foregoing, all requests for access shall be made to such Representatives of the Company as it shall designate, who shall be solely responsible for coordinating all such requests and access thereunder.

(c)           The information provided pursuant to Section 6.5(a) will be used solely for the purpose of effecting the Transactions and will be governed by the terms of the Confidentiality Agreement.

6.6          Further Assurances; Regulatory Matters.

(a)           Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause Merger Sub to, cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts (i) to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, to consummate the Transactions as promptly as reasonably practicable and (ii) to prepare and file as soon as reasonably practicable all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain, as soon as reasonably practicable after the date of this Agreement, all necessary permits, consents, registrations, permits, approvals and authorizations of all third parties and/or Governmental Entities necessary or, in Parent’s or the Company’s reasonable opinion, advisable in connection with consummating the Transactions, including the Company Required Governmental Approvals and Parent Required Governmental Approvals; provided, however, that nothing in this Agreement, including this Section 6.6(a) or the “reasonable best efforts” or other similar standard generally, shall require, or be construed to (x) require Parent to proffer to, or agree to, or to permit the Company to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other Lien by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or (y) require Parent to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, except that Parent acknowledges that its reasonable best efforts under this Section 6.6(a) include an obligation that Parent grant a license in respect of, dispose of or hold separate, or enter into an agreement or commitment to grant a license in respect of, dispose of or hold separate, assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and the Company Subsidiaries in connection with the performance of its obligations under this Section 6.6(a), if, and only if, all of the following criteria are satisfied: (A) such license, disposal or hold separate (the “Consent Agreement”) is required or imposed by a Governmental Entity to permit the consummation of the Merger and the other Transactions under applicable Antitrust Laws and (B) the assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company or any of the Company Subsidiaries that would be divested or held separate or otherwise affected by all Consent Agreements collectively produced gross revenues in an amount that is less than five percent (5%) of the gross revenues of the Company and the Company Subsidiaries during the fiscal year ended March 31, 2013 (the “Consent Cap”).  Parent shall, subject to the Consent Cap and Section 7.2(d), propose, negotiate, offer to commit to and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the licensing, hold separate or disposition of such assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and the Company Subsidiaries so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date, or if such date is extended pursuant to the terms of Section 8.1(b), the extended Outside Date).  Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the S-4 Registration Statement).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  The Company and Parent shall use their respective reasonable best efforts to consult with each other in advance of any meeting, discussion, substantive telephone call or conference with the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity regarding any of the Transactions and, to the extent permitted by such Governmental Entity, provide to the other party the opportunity to attend and/or participate in any such substantive meeting, discussion, telephone call or conference.  The Company and Parent will cooperate with each other and provide such assistance as the other party may reasonably request to facilitate the Closing hereunder.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act and any other applicable antitrust, competition, premerger notification or trade regulation Laws.

(b)           Each of the Company and Parent shall (i) file all necessary documentation pursuant to the HSR Act and other applicable Laws, including Antitrust Laws, with respect to the Transactions as promptly as reasonably practicable (and in any event within fifteen (15) Business Days after the execution of this Agreement), and, except as set forth in Section 9.11, each of the Company and Parent will bear the cost and expenses of its own filings made pursuant to this Section 6.6, (ii) request early termination of the waiting period with respect to the Merger under the HSR Act, (iii) in the event that the DOJ, the FTC or any other Governmental Entity requests additional information pursuant to any Antitrust Law, negotiate the scope of and respond as promptly as reasonably practicable to such request for additional information and (iv) subject to Section 6.6(a), resist in good faith, at its own cost and expense, any assertion by any Governmental Entity that the Transactions constitute a violation of any Antitrust Law, including by contesting administratively and in court any adverse determination made by a Governmental

Entity under any applicable Antitrust Law, if such assertion or determination is reasonably likely to materially delay, impair or prevent the consummation of the Transactions.

(c)           Information.  Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other Transactions.

(d)           Status.  Subject to applicable Laws and as required by any Governmental Entity and the other terms and conditions of this Agreement, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party, any Governmental Entity, the NYSE or Nasdaq with respect to the Merger and the other Transactions.  The Company and Parent shall give prompt notice to the other party of any change, fact or condition that is reasonably expected to (x) result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (y) cause any condition to the Merger set forth in Article VII to be unsatisfied.

6.7          Employee Benefit Plans.

(a)           Parent shall, and shall cause Surviving Corporation and its Subsidiaries to, honor and perform in accordance with their terms the Benefit Plans set forth in Company Disclosure Schedule 6.7(a).

(b)           Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Surviving Corporation and its Subsidiaries with compensation (including base salary or wages and incentive compensation opportunities) and employee benefits as required by applicable Law or Contract existing on the date hereof.

(c)           Parent agrees that, for the twelve (12) month period immediately following the Effective Time, the employees of the Surviving Corporation and its Subsidiaries will be provided with employee benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by the Company and the Company Subsidiaries. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the Company Subsidiaries for service with other Persons) as if such service were with Parent, for all purposes of eligibility, benefits and vesting (other than benefit accrual under a “defined benefit plan” or for the purposes of qualifying for subsidized early retirement benefits) under any employee benefit plan, fringe benefit and paid time off (such as vacation or sick leave) plan, policy or program applicable to employees of the Surviving Corporation or any of its Subsidiaries after the Closing; provided that no credit shall be given under retiree medical/life plans, frozen benefit plans, severance benefits or defined benefit plans, and (ii) waive any waiting period, pre-existing condition or limitation or exclusion and any actively-at-work requirement with respect to employees of the Company or any of the Company Subsidiaries and their spouses and dependents under any group health plan or any other welfare benefit plan in all cases only to the same extent that such service or waiting periods were satisfied under a comparable plan of the Company or any of the Company Subsidiaries.

(d)           Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Benefit Plans to the extent necessary to provide that no employees of Parent and its other Subsidiaries shall commence participation therein following the Effective Time.

(e)           Prior to the Effective Time, with respect to all employees of the Company and the Company Subsidiaries, the Company and/or any of the Company Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of the Company Subsidiaries, and Parent shall have no responsibility or liability under the WARN Act (or any other similar statute or regulation) with respect to such employees.  If Parent determines that an event would trigger WARN Act obligations (or obligations arising under similar statutes or regulations) within sixty (60) calendar days following the Effective Time, the Company or any of the Company Subsidiaries shall, at Parent’s request, provide notices to all employees as are required to be provided under the WARN Act (or any similar statute or regulation), in a form approved by and as directed by Parent.

(f)            During the period from the date hereof to the Closing, the Company shall provide Parent with reasonable access to employee information and with the right to interview the employees of the Company and the Company Subsidiaries in a manner designed to minimize disruption to the operations of the Company and the Company Subsidiaries.  The Company agrees to supply any assistance and information (including initial employment dates, credited service dates, termination dates, reemployment dates, hours of service, compensation and Tax withholding history in a form that shall be usable by Parent) as may be reasonably requested by Parent in connection with the foregoing, and such information shall be true and correct in all material respects.  Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose employee information if such access or disclosure would violate or prejudice the rights of its employees, infringe on confidentiality obligations, jeopardize the work-product doctrine or the attorney-client privilege of the institution in possession or control of such information, compromise the value of any Trade Secret, or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(g)           Prior to the Closing Date, the company which sponsors the Consolidated Graphics, Incorporated Employee 401(k) Savings Plan that covers employees of the Company and the Company Subsidiaries who are not subject to a collective bargaining agreement (the “Non-Union 401(k) Plan”) shall adopt resolutions amending the Non-Union 401(k) Plan to provide that no rights to contributions will accrue after, and that the Non-Union 401(k) Plan will be terminated as of, the Business Day immediately prior to the Closing Date.  The Company shall allow Parent to review such resolutions prior to their adoption and shall reasonably cooperate with Parent to make any changes to such resolutions reasonably requested by Parent.  The Company shall take all other actions required or reasonably advisable to terminate the Non-Union 401(k) Plan prior to the Closing Date, and shall consult with Parent prior to any such other actions concerning the termination of the Non-Union 401(k) Plan.  The Company shall instruct the recordkeeper and the applicable Persons responsible for payroll deductions for contributions to the Non-Union 401(k) Plan to take affirmative action to prevent contributions to the Non-Union 401(k) Plan with respect to participants’ compensation earned after the Non-Union 401(k) Plan’s termination even if the payroll cycle does not coincide with the Non-Union 401(k) Plan termination date.

(h)           Notwithstanding the foregoing or any other provision of this Agreement, the terms and conditions of employment, including compensation and benefits, applicable to any employee of the Company or the Company Subsidiaries who is covered by a Company Labor Agreement shall be governed by the terms of the applicable Company Labor Agreement and applicable labor Law.

(i)            For each Company Equity Plan, Parent hereby acknowledges that a “change of control” or “change in control” within the meaning of each such Company Equity Plan or related Company Stock Option will occur upon the Effective Time.

(j)            The parties agree to the matters set forth on Company Disclosure Schedule 6.7(j).

(k)           Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.7 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any particular benefit plan or (y) retain the employment of any particular employee.

6.8          Indemnification and Insurance.

(a)           From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the TBOC or other applicable Law and its articles of incorporation, by-laws or similar organizational or governing documents, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and disbursements), obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges), fines, liabilities and judgments (collectively, “Indemnified Liabilities”), paid or incurred in connection with investigating, defending, serving as a witness with respect to or otherwise participating in (and including preparation for any of the foregoing) any pending, threatened, asserted or completed claim, action, suit, proceeding, inquiry or investigation (including any action or brought by an Indemnified Party to enforce any rights under this Section 6.8), any action on appeal, or any arbitration or other alternative dispute resolution mechanism), whether civil or criminal, and whether instituted by the Company, the Surviving Corporation, any Governmental Entity or any other Person (each, a “Proceeding”), based on, arising out of or in connection with (i) the fact that such Person is or was an officer or director of the Company or any of the Company Subsidiaries (or served at the request of the Company or any Company Subsidiary as a director or officer of another Person (including any employee benefit plan)) or (ii) matters occurring or existing at or prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time, INCLUDING INDEMNIFIED LIABILITIES ARISING FROM THE SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY.  Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation); provided that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the TBOC or other applicable Law with respect to such Proceeding.  In the event any Proceeding is brought against any Indemnified Party (and in which indemnification could be sought by such Indemnified Party hereunder), Parent and the Surviving Corporation shall have the right to assume the defense of such matter and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that (i) Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.8(a) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which shall not be unreasonably withheld, delayed or conditioned); and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b)           Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the Company expend for such policies an aggregate premium amount in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)           Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(d)           The provisions of this Section 6.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party (and his or her heirs and personal representatives), (ii) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Benefit Plan, the Company Articles or Company By-Laws (or comparable organizational documents of the Company Subsidiaries or the Surviving Corporation), or otherwise.

(e)           In the event that Parent or the Surviving Corporation or any of their respective successors or permitted assigns (each, an “Indemnifying Party”) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Indemnifying Party assume all obligations of such Indemnifying Party pursuant to this Section 6.8.

6.9          Defense of Litigation.  The Company shall provide Parent with prompt notice of and copies of all Legal Proceedings and correspondence relating to any Legal Proceeding brought, or to the Company’s Knowledge, threatened, against the Company, any of the Company Subsidiaries or any of their respective directors or officers arising out of or relating to this Agreement or the Transactions. The Company shall consult with Parent and give Parent the opportunity to participate in the defense of any such Legal Proceeding; provided, however, that neither the Company nor any Company Subsidiary shall settle or offer to settle any such Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld).

6.10        State Takeover Statutes.  If any State “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or Law is or may become applicable to this Agreement, the Merger or the other Transactions, the Company and the Company Board shall, subject to applicable Law, (a) grant such approvals and take all actions as are necessary to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law on such transactions.

6.11        Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Parent Shares resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12        Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.13        Listing of Parent Shares.  Parent shall use its reasonable best efforts to cause the Parent Shares to be issued as part of the Per Share Merger Consideration to be listed on Nasdaq, subject to official notice of issuance.

6.14        Financing.  Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that the Closing is not conditioned upon Parent obtaining any financing.

ARTICLE VII.
CONDITIONS

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)           Regulatory Consents.  Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(c)           Statutes.  No Law shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction and remain in effect that precludes, restrains, enjoins or prohibits the consummation of the Merger.

(d)           Injunctions.  There shall be no Judgment of any court of competent jurisdiction (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e)           S-4 Registration Statement.  The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f)            Listing of Parent Shares.  The Parent Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2          Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger in Certain Cases.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement in Sections 4.2 (Capitalization), 4.3 (Authority), 4.5(b) (Company SEC Documents; Financial Statements; Indebtedness; Undisclosed Liabilities), the first sentence of 4.6 (Absence of Certain Changes or Events), 4.19 (Takeover Statutes) and 4.21 (Broker’s Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except (i) for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such other date or time and (ii) for any failure to be so true and correct that is de minimis); and (ii) all other representations and warranties of the Company set forth in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such other date or time) unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had or would not be reasonably expected to have a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(c)           Closing Certificate.  Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           No Restraints.  (i) There shall not be instituted or pending any Legal Proceeding in which a Governmental Entity of competent jurisdiction is seeking a Judgment to prohibit, restrain or make illegal the consummation of the Merger or any of the other Transactions or the Voting Agreement and (ii) all Consent Agreements that are or will be required or imposed by Governmental Entities in order to permit the consummation of the Merger and the other Transactions are not and will not be in excess of the Consent Cap.

7.3          Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by the Company):

(a)           Performance of Obligations of Parent.  Parent and Merger Sub each shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Parent and Merger Sub, respectively, at or prior to the Closing pursuant to the terms of this Agreement.

(b)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article V (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct as of the date of this Agreement and on the Closing Date as if made on and as of such date and time (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such other date or time) unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not be reasonably expected to have a Parent Material Adverse Effect.

(c)           Closing Certificate.  The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII.
TERMINATION

8.1          Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Stockholder Approval is obtained:

(a)           By the mutual written consent of the Company and Parent;

(b)           By either the Company or Parent:  (i) if any Governmental Entity shall have issued a Final Judgment prohibiting, restraining or making illegal the consummation of the Merger or any of the other Transactions; (ii) if the Merger has not been consummated by July 23, 2014 (the “Outside Date”); provided, however, that if the condition set forth in Section 7.1(b) has not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Outside Date may be extended by Parent or the Company by written notice delivered to the other party to a date not beyond October 23, 2014 (which date shall then be the Outside Date); or (iii) if the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting or any adjournment or postponement thereof taken in accordance with this Agreement; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

(c)                                  By the Company, (i) if the Company enters into a Superior Proposal Agreement; provided that the applicable provisions of Section 6.3 have been complied with in all material respects by the Company and simultaneously with such termination, the Company pays Parent the Termination Fee pursuant to Section 8.3(b) or (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) calendar days after written notice thereof is given by the Company to the Parent and (y) the Outside Date.

(d)                                 By Parent, (i) if the Company Board shall have made any Adverse Recommendation Change; (ii) the Company shall have failed to take a vote of holders of Shares to approve this Agreement and the Merger prior to the Outside Date; (iii) the Company Board shall have breached (or the Company shall have breached) in any material respect its obligations under Section 6.3; or (iv) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (y) the Outside Date.

8.2                               Effect of Termination.  The party desiring to terminate this Agreement pursuant to Section 8.1 shall deliver written notice (pursuant to Section 9.4) of such termination to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than this Section 8.2, Section 8.3 (if applicable), Article IX and the applicable definitional provisions of Article I (and any other definitions of terms contained in any such Sections or Articles under this Agreement), which shall survive any termination of this Agreement) shall immediately become null and void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement; provided, however, that none of the parties shall be relieved from liability or damages for any willful material breach of this Agreement.  For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms set forth therein.

8.3                               Termination Fee.

(a)                                 The Company shall pay to Parent the amount of $15,000,000 in cash (the “Termination Fee”) in the event that this Agreement is terminated:

(i)                                     by Parent pursuant to Section 8.1(d)(i);

(ii)                                  (x) (A) by either Parent or the Company pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii), or (B) by Parent pursuant to Section 8.1(d)(ii),  Section 8.1(d)(iii) or Section 8.1(d)(iv), (y) an Alternative Proposal shall have been made to the Company Board, the Company or any of the Company Subsidiaries or any holders of Shares or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal with respect to the Company or any of the Company Subsidiaries after the date of this Agreement but prior to such termination (and such Alternative Proposal or publicly announced intention shall not have been publicly and unconditionally withdrawn (A) with respect to any termination pursuant to Section 8.1(b)(ii), at least ten (10) Business Days prior to the Outside Date, (B) with respect to any termination pursuant to Section 8.1(b)(iii), at least five (5) Business Days prior to the date of the Stockholders’ Meeting, including any postponement or adjournment thereof and (C) with respect to any termination pursuant to Section 8.1(d)(ii),  Section 8.1(d)(iii) or Section 8.1(d)(iv), at least ten (10) Business Days prior to such termination; provided, however, that no such Alternative Proposal or publicly announced intention shall be deemed to be publicly and unconditionally withdrawn for purposes of this Section 8.3(a)(ii) if, within twelve (12) months of any such termination, the Company or any of the Company Subsidiaries enters into a binding written agreement with respect to, or shall have consummated, or shall have approved or recommended to the holders of Shares, any Alternative Proposal with any Person (or its Affiliates) that made an Alternative Proposal or publicly announced an intention (whether or not conditional) to make an Alternative Proposal prior to such termination) and (z) within twelve (12) months of any such termination, (1) the Company or any of the Company Subsidiaries shall have entered into a binding written agreement with respect to, or shall have consummated, or shall have approved or recommended to the holders of Shares, an Alternative Proposal or (2) there shall have been consummated an Alternative Proposal (substituting in each instance “50%” for “20%” in the definition of Alternative Proposal); or

(iii)                               by the Company pursuant to Section 8.1(c)(i).

(b)                                 The Company shall pay Parent the Termination Fee, by wire transfer of same day funds, (i) in the case of Section 8.3(a)(i), no later than two (2) Business Days after the date of such termination, (ii) in the case of Section 8.3(a)(ii), on or prior to the first date on which the Company takes any such action referred to in clause (z) of Section 8.3(a)(ii) with respect to an Alternative Proposal and (iii) in the case of Section 8.3(a)(iii), prior to or concurrently with, and as a condition to, such termination.  In addition, (x) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i), by the Company or Parent pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d), the Company shall promptly (and in any event within two (2) Business Days) after such termination, or (y) in the event that this Agreement was terminated by the Company or Parent pursuant to Section 8.1(b)(ii) and the Termination Fee becomes payable pursuant to Section 8.3(a)(ii), the Company shall simultaneously with the payment of the Termination Fee, pay Parent all of the documented out-of-pocket expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,000,000, by wire transfer of same day funds (such amount, the “Expense Payment”).  Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes from any payment made pursuant to this Section 8.3.  Notwithstanding any provision of this Agreement to the contrary, Parent and Merger Sub agree that payment of the Termination Fee and any subsequent obligation of the Company to pay the

Expense Payment pursuant to this Section 8.3(b), if such payments are payable and actually paid, shall be the sole and exclusive remedy for monetary damages of Parent and Merger Sub under this Agreement.  Under no circumstances shall the Termination Fee or the Expense Payment be payable more than once.  The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for such payment or any portion of such payment, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE IX.
MISCELLANEOUS

9.1                               Amendment and Modification.  Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the holders of Shares, if applicable, by written agreement of the parties hereto by action taken or authorized by their respective boards of directors at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval is obtained, no amendment, modification or supplement shall be made that changes the consideration payable in the Merger or adversely affects the rights of the holders of Shares under this Agreement or that otherwise requires further approval of holders of Shares under applicable Law without the prior approval of such holders of Shares; and, provided, further, that after the Effective Time no covenant or agreement of the parties hereto that contemplates performance after the Effective Time may be amended, modified, waived or supplemented.

9.2                               Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of any party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

9.3                               Nonsurvival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.3 shall not limit any covenant or agreement of the parties hereto that contemplates performance after the Effective Time.

9.4                               Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile, at the facsimile telephone number specified in this Section 9.4, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 (x) at or after 5:00 p.m., New York City time, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given.  The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(a)                                 if to the Company, to:

Consolidated Graphics, Inc.

5858 Westheimer Rd.

Suite 200

Houston, Texas 77057

Attention: Chief Executive Officer

Facsimile No.: (713) 787-5013

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention:  Ricardo Garcia-Moreno

Facsimile No.: (713) 236-5432

(b)                                 if to Parent or Merger Sub, to:

R. R. Donnelley & Sons Company

111 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No.: (312) 326-7620

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:                                         Audra D. Cohen

Krishna Veeraraghavan

Facsimile No.: (212) 558-3588

9.5                               Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

9.6                               Entire Agreement; Third Party Beneficiaries.  This Agreement (including the exhibits referred to herein), the Company Disclosure Schedules, the Parent Disclosure Schedules, the Voting Agreement and the Confidentiality Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and no party is relying on any representation or warranty not expressly included within this Agreement and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever, except (x) if the Effective Time occurs, with respect to Article III (which shall inure to, and may be enforced by, the Person benefiting therefrom as an intended third-party beneficiary thereof) and (y) if the Effective Time occurs, with respect to the indemnified parties pursuant to Section 6.8 (who are intended third party beneficiaries thereunder).  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Article VII without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.7                               Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.8                               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OR OF ANY OTHER JURISDICTION.

9.9                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

9.10                        Schedules.  It is understood and agreed that (i) nothing in the Company Disclosure Schedules or the Parent Disclosure Schedules is intended to broaden the scope of any representation or warranty of such party contained in this Agreement and (ii) the fact that any information is disclosed in the Company Disclosure Schedules or the Parent Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement.  Without limiting the foregoing, the information set forth in the Company Disclosure Schedules and the Parent Disclosure Schedules, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect” or “Parent Material Adverse Effect” or other similar terms in this Agreement.

9.11                        Expenses.  Except as expressly set forth in this Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions expressly contemplated by this Agreement shall be paid by the party incurring such expenses; provided that (i) all filing fees for the filings required under the HSR Act shall be borne equally by the Company and Parent and (ii) the costs and expenses incurred in connection with the filing, printing and mailing of the S-4 Registration Statement and the Proxy Statement/Prospectus, if required, (including any SEC filing fees) shall be borne one-half by Parent and one-half by the Company.

9.12                        Submission to Jurisdiction; Waivers.

(a)                                 Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined exclusively in the courts of Harris County, in the State of Texas or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, in any federal court located in Harris County, in the State of Texas, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) such action, suit or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper and (z) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)                                 Each party hereto acknowledges and agrees that any CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT

(I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(b).

9.13                        Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  This right is in addition to any other remedy to which such party is entitled at law or in equity, including monetary damages.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law.

9.14                        Construction of Agreement.

(a)                                 The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b)                                 All references in this Agreement to Sections, Articles and Schedules without further specification are to Sections and Articles of, and Schedules to, this Agreement.

(c)                                  The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.

(d)                                 The word “including” means “including but not limited to”.

(e)                                  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neutral genders of such term.

(f)                                   Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CONSOLIDATED GRAPHICS, INC.

By:	/s/ Joe R. Davis
Name:	Joe R. Davis
Title:	Chief Executive Officer

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Daniel N. Leib
Name:	Daniel N. Leib
Title:	Executive Vice President and Chief Financial Officer

HUNTER MERGER SUB, INC.

By:	/s/ Daniel N. Leib
Name:	Daniel N. Leib
Title:	President

Exhibit A

EXECUTION VERSION

VOTING AGREEMENT

by and among

R. R. DONNELLEY & SONS COMPANY,

JOE R. DAVIS

and

CONSOLIDATED GRAPHICS, INC.

Dated as of October 23, 2013

TABLE OF CONTENTS

		Page

ARTICLE I

General

1.1.	Defined Terms	1

ARTICLE II

Voting

2.1.	Agreement to Vote	2
2.2.	No Inconsistent Agreements	3
2.3.	Other Matters	3

ARTICLE III

Representations and Warranties

3.1.	Representations and Warranties of the Shareholder	4

ARTICLE IV

Other Covenants

4.1.	Prohibition on Transfers, Other Actions	5
4.2.	Additional Shares	6
4.3.	No Solicitation	6
4.4.	Notice of Acquisitions	7
4.5.	Release	7
4.6.	Non-Compete	7
4.7.	Waiver of Appraisal Rights	9
4.8.	Further Assurances	9
4.9.	Company Agreement	9
4.10.	Public Announcement	9
4.11.	Consulting Agreement	9

ARTICLE V

Miscellaneous

5.1.	Termination	9
5.2.	No Ownership Interest	10
5.3.	Notices	10
5.4.	Interpretation	11

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5.5.	Counterparts	12
5.6.	Entire Agreement	12
5.7.	Governing Law; Submission to Jurisdiction; Waivers	12
5.8.	Amendment; Waiver; Expenses	13
5.9.	Remedies	13
5.10.	Severability	13
5.11.	Assignment	14
5.12.	Shareholder Capacity	14

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VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 23, 2013 (this “Agreement”), by and among R. R. Donnelley & Sons Company, a Delaware corporation (“Parent”), Joe R. Davis (the “Shareholder”) and Consolidated Graphics, Inc., a Texas corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Hunter Merger Sub, Inc., a Texas corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding Share will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, as of the date hereof, the Shareholder is the record and Beneficial Owner (as hereinafter defined) of, and has sole investment authority over, in the aggregate, 2,479,121 issued and outstanding Shares;

WHEREAS, the Shareholder has been provided with the execution copy of the Merger Agreement and acknowledges that he will benefit directly and substantially from the consummation of the transactions contemplated thereby; and

WHEREAS, as a material condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder, in order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Parent and Merger Sub in connection therewith, has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) and certain other matters as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

General

1.1.         Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the

Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Covered Shares” means, with respect to the Shareholder, the Shareholder’s Existing Shares, together with any Shares or other voting capital stock of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

“Existing Shares” means, with respect to the Shareholder, the number of Shares Beneficially Owned and/or owned of record by the Shareholder, as set forth in the recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, deposit, pledge, encumber (including creating or incurring any Lien upon), hypothecate or similarly dispose of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer), or to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, deposit, pledge, encumbrance (including the creation or incurment of any Lien upon), hypothecation or similar disposition of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer); provided that, from and after the time the Company Stockholder Approval is obtained, the term “Transfer” shall not be deemed to include or prohibit any hedging transactions (including puts and options) that the Shareholder may enter into with respect to any Covered Shares in compliance with applicable Laws to the extent the Shareholder maintains exclusive Beneficial Ownership of the Covered Shares that are the subject of such hedging transactions.

ARTICLE II

Voting

2.1.         Agreement to Vote.  Subject to the terms of this Agreement, the Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Stockholders’ Meeting and at any other meeting of the holders of Shares, however called, including any adjournment or postponement thereof, and in connection with any written consent of the holders of Shares, or in any other circumstance upon which a vote, consent or other approval of the holders of Shares is sought, the Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote, written consent or approval of the Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

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(a)           appear at any such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of the approval of the Merger Agreement and any related proposal in furtherance thereof and/or in furtherance of effecting the Merger and the other Transactions; (B) against any action or agreement submitted for the vote or written consent of the holders of Shares that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or that is otherwise in opposition to, or competitive or inconsistent with, the Merger or any of the other Transactions; (C) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of the Company Subsidiaries (other than pursuant to the Merger) or any other Alternative Proposal and (D) to the extent reasonably requested by Parent, against any other action, agreement or transaction submitted for the vote or written consent of the holders of Shares that could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger and the other Transactions (including the economic benefits to Parent and Merger Sub of the Merger and the other Transactions) (the matters set forth in clauses (A)-(D) of this Section 2.1(b), the “Section 2.1(b) Matters”).

Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto as will ensure that he is duly counted, including for purposes of determining whether a quorum is present.  This Section 2.1 shall not require the Shareholder to exercise any warrants or options (if any) to acquire Shares or other capital stock of the Company.  The Shareholder shall provide Parent with at least five (5) Business Days prior written notice prior to signing any action proposed to be taken by written consent with respect to any Covered Shares.  The obligations of the Shareholder under this Agreement, including this Article II, shall apply whether or not an Adverse Recommendation Change has occurred.

2.2.         No Inconsistent Agreements.  The Shareholder hereby covenants and agrees that, other than this Agreement, he (a) has not entered into, and shall not enter into at any time while this Agreement is in effect, any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust or otherwise, with respect to the Covered Shares with respect to any Section 2.1(b) Matters, (b) has not granted, and shall not grant at any time while this Agreement is in effect, a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 2.1(b) Matters and (c) has not taken and shall not take any action that would have the effect of preventing or disabling the Shareholder from performing any of his obligations under this Agreement.

2.3.         Other Matters.  The Shareholder shall not be restricted in any way from voting in favor of, voting against or abstaining from voting with respect to any matter presented to the holders of Shares, in each case except with respect to Section 2.1(b) Matters.

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ARTICLE III

Representations and Warranties

3.1.         Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Parent as follows:

(a)           Due Authority; Validity of Agreement.  The Shareholder has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Ownership.  The Shareholder’s Existing Shares are, and from the date hereof through and at Closing will be, Beneficially Owned and owned of record by the Shareholder.  Any Covered Shares acquired by the Shareholder after the date hereof and prior to the Closing will be Beneficially Owned and owned of record by the Shareholder from the date of such acquisition through and at Closing.  As of the date hereof, the Shareholder’s Existing Shares constitute all of the Shares Beneficially Owned or owned of record by the Shareholder.  The Shareholder has and will have at all times through the Effective Time the sole right and power (i) over the voting and disposition of the Covered Shares and (ii) to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Covered Shares, with no limitations, qualifications or restrictions on such rights or powers.  The Shareholder has good and valid legal title to the Existing Shares free and clear of any Liens whatsoever with respect to the ownership, Transfer or voting of the Existing Shares, except for any such Liens and restrictions arising hereunder and except for Transfer restrictions of general applicability under the Securities Act of 1933, as amended, and state “blue sky” Laws.

(c)           No Violation.  The execution, delivery and performance of this Agreement by the Shareholder do not and will not (whether with or without notice or lapse of time, or both) (i) breach, violate, result in the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, or result in the creation, acceleration or change of any rights or obligations of any party or the creation of any Lien upon any of the Covered Shares under, any Contract that is binding on the Shareholder or any of his properties or assets, or (ii) violate any Laws applicable to the Shareholder or by which any of the Shareholder’s assets or properties is bound, except for any of the foregoing as would not, individually or in the aggregate, impair the ability of the Shareholder to consummate the transactions contemplated hereby.

(d)           Consents and Approvals.  Other than filings, permits, authorizations, consents and approvals as may be required under securities Laws and antitrust or competition Laws (including the HSR Act), the execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of his obligations under this Agreement will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing or registration with or declaration or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such

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filings, registrations, declarations or notifications, would not, individually or in the aggregate, impair the ability of the Shareholder to consummate the transactions contemplated hereby.

(e)           Absence of Litigation.  As of the date hereof, to the Shareholder’s actual knowledge, there is no Legal Proceeding or Judgment in effect, pending or threatened against the Shareholder before or by any Governmental Entity that would, individually or in the aggregate, impair the ability of the Shareholder to consummate the transactions contemplated hereby.

(f)            Reliance by Parent and Merger Sub.  The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties, covenants and other agreements of the Shareholder contained herein.

(g)           Shareholder Has Adequate Information.  The Shareholder acknowledges that he is a sophisticated investor with respect to his Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, Merger Sub or the Company and based on such information as the Shareholder has deemed appropriate, made his own analysis and decision to enter into this Agreement.  The Shareholder acknowledges that none of Parent, Merger Sub or the Company has made or is making any representation or warranty to the Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

ARTICLE IV

Other Covenants

4.1.         Prohibition on Transfers, Other Actions.  The Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into any tender or exchange offer by any Person other than Parent or any of its Subsidiaries), (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or take any other action that would prevent or disable the Shareholder from performing his, her or its obligations under this Agreement or (iii) take any action that would result in the Shareholder not having the legal power, authority or right to comply with and perform his, her or its covenants under this Agreement; provided that the Shareholder may Transfer Covered Shares (i) in the form of a gift to a charitable organization for philanthropic purposes or (ii) to trusts or other entities controlled by the Shareholder for estate planning purposes so long as, in each such case, the Shareholder maintains exclusive voting power over such Covered Shares and the recipient of such Covered Shares executes and delivers a joinder to this Agreement whereby such recipient becomes bound by the terms of this Agreement; and provided, further, that from and after the time the Company Stockholder Approval is obtained, the Shareholder may Transfer Covered Shares in such amounts as are necessary for the withholding of Taxes with respect to the settlement of any Company Stock Options or other awards under the Company Equity Plans.  Any purported Transfer of the Covered Shares in violation of this Section 4.1 shall be null and void ab initio.  Promptly following the date hereof, (i) the Shareholder and Parent shall deliver joint written

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instructions to the Company and the Company’s transfer agent stating that while this Agreement is in effect, the Existing Shares cannot be Transferred in any manner without the prior written consent of Parent and (ii) the Company shall (or shall cause the Company’s transfer agent to) comply with the requirements of § 3.202, § 3.205 and § 6.252 of the TBOC, including keeping a copy of this Agreement at the Company’s principal executive offices or registered office and allowing any owner of the Company to examine this Agreement in the same manner as such owner is entitled to examine the books and records of the Company, and causing this Agreement to be noted conspicuously on the certificates for the Existing Shares or noting this Agreement in a notice sent by or on behalf of the Company in accordance with § 3.205 of the TBOC if the Existing Shares are not represented by Certificates.  If any Covered Shares are acquired after the date hereof by the Shareholder, the foregoing instructions shall be delivered with respect to such newly acquired Covered Shares upon acquisition of such Covered Shares.

4.2.                            Additional Shares.  In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.

4.3.                            No Solicitation.  The Shareholder hereby agrees that during the term of this Agreement, he shall not, and he shall instruct and use his reasonable best efforts to cause his controlled Affiliates and Representatives not to: (i) initiate, solicit, seek, encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternative Proposal, (ii) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Shares in connection with any vote or other action on any of the Section 2.1(b) Matters, other than to recommend that the holders of Shares vote in favor of the approval of the Merger Agreement, (iii) furnish any information regarding the Company or any of the Company Subsidiaries to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal, (iv) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Alternative Proposal, (v) approve, endorse, submit for the consideration of the holders of Shares or recommend any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal, (vi) make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal, (vii) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal or (viii) otherwise facilitate knowingly any effort or attempt to make an Alternative Proposal, in each case except to the extent that at such time the Company is permitted to take such action pursuant to the Merger Agreement (but subject to the same restrictions applicable to the Company with respect to the

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taking of such action under the Merger Agreement).  Immediately following the execution hereof, the Shareholder shall, and shall instruct and use his reasonable best efforts to cause his controlled Affiliates and Representatives to, immediately cease all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal, or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.  For avoidance of doubt, the Shareholder shall have no obligation with respect to and shall have no responsibility hereunder with respect to any action taken or omission by the Company or any of the Company Subsidiaries or any of their respective Representatives.

4.4.                            Notice of Acquisitions.  The Shareholder hereby agrees to notify Parent in writing as promptly as practicable (and in any event within one business day following such acquisition by the Shareholder) of the number of any additional Shares or other securities of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

4.5.                            Release.  From and after the Effective Time, the Shareholder hereby, on behalf of the Shareholder and his successors and assigns, unconditionally, irrevocably, finally and forever releases, waives and discharges each of Parent, Merger Sub, the Company and their respective Subsidiaries, and each of their respective successors, assigns and Representatives, past and present, from each and every past and present agreement, commitment, indebtedness, obligation, dispute, claim, controversy, action, demand, judgment, damage and accounting of every nature and kind whatsoever, known or unknown, suspected or unsuspected (each, a “Claim” and collectively, the “Claims”) that has arisen or arises directly out of the Shareholder’s interest as a holder of Shares or a shareholder of any of the Company Subsidiaries through the Effective Time, including Claims relating to, in connection with or arising from the Merger Agreement, the Merger or the other Transactions, the due authorization and execution and fairness (to the Shareholder and otherwise) of the Merger Agreement, the Merger and the other Transactions and the amount, allocation and distribution of the Per Share Merger Consideration, as applicable, in each case, other than the right to receive the Per Share Stock Option Consideration and the Per Share Merger Consideration in accordance with the terms and subject to the conditions of the Merger Agreement; provided, however, that notwithstanding the foregoing, the Shareholder does not release or waive any rights or Claims of the Shareholder arising out of or pursuant to: (i) this Agreement; (ii) Section 6.8 (Indemnification and Insurance) of the Merger Agreement; (iii) any D&O policies or articles of incorporation/formation, bylaws or other governing documents of the Company or the Company Subsidiaries providing indemnification or D&O insurance rights to the Shareholder; (iv) the Indemnification Agreement dated October 14, 2013 between the Shareholder and the Company; (v) the Amended and Restated Employment Agreement dated May 22, 2008, as amended, between the Shareholder and the Company; (vi) the Consulting Agreement to be entered into as contemplated in Section 4.11 below; and (vii) the Annual Incentive Award Agreement dated May 23, 2013 between the Company and the Shareholder.  For the avoidance of doubt, the waiver contained in this Section 4.5 shall be absolute and perpetual, and shall not have any effect until the Effective Time.

4.6.                            Non-Compete.

(a)                                 The Shareholder hereby agrees that, for a period of three (3) years after the Closing Date, he shall not, directly or indirectly, on behalf of himself or any other Person: (i) engage as a stockholder, employee, director, officer, consultant or otherwise in or of a business

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that sells or otherwise provides printing and/or print-related services (the “Business”), in the U.S. or, with respect to any geographic area outside of the U.S., only in those geographic areas in which the Surviving Corporation and its Subsidiaries conduct operations as of the Closing Date (the “Specified Territory”); provided that the foregoing restriction shall not be deemed to apply to the Shareholder’s passive ownership of securities representing not more than 1% of the outstanding voting power of any entity the equity securities of which are listed on a national securities exchange, except in the case of Parent, in which case the Shareholder’s ownership shall not be restricted; (ii) render financial assistance to or receive any economic benefit from any Person that engages or could be reasonably expected to engage in the Business in the Specified Territory, other than Parent and its Affiliates, including the Surviving Corporation and its Subsidiaries; (iii) (x) induce or solicit any customer, supplier or agent of the Company or any of the Company Subsidiaries as of the Closing Date, to terminate or curtail any existing business or commercial relationship with the Surviving Corporation or any of its Subsidiaries or with Parent or any of its other Affiliates or (y) otherwise interfere with the relationship of Parent or any of its Affiliates, including the Surviving Corporation and its Subsidiaries, with any such customer, supplier or agent; and (iv) solicit, induce, recruit, offer employment to, hire or take any other action intended to have the effect of causing any Person who was an employee of the Company or any of the Company Subsidiaries as of the date of this Agreement or as of the Closing Date to terminate his or her employment.

(b)                                 The parties acknowledge and agree that the restrictions contained in this Section 4.6 are reasonable (including as to scope, time and area), not unduly restrictive of the Shareholder’s rights, supported by adequate consideration and necessary protection of the immediate interests of Parent, and any violation of these restrictions would cause immediate and irreparable injury to Parent for which there would be no adequate monetary damages.  In the event of a breach or a threatened breach by the Shareholder of these restrictions, the Shareholder acknowledges and agrees that Parent will be entitled to apply to any court of competent jurisdiction for an injunction restraining the Shareholder from such breach or threatened breach, in addition to any other remedy to which Parent may be entitled at law or in equity without the requirement of posting bond.  In addition, the parties acknowledge and agree that the restrictions contained in this Section 4.6 are essential elements of the Merger Agreement and that but for these restrictions, Parent would not have agreed to enter into the Merger Agreement and the transactions contemplated thereby, and the Shareholder agrees not to challenge the validity or importance of the restrictions contained in this Section 4.6.  The covenants contained in this Section 4.6 shall be deemed to apply to each State of the United States of America, each county within each State of the United States of America, each foreign country and each other geographic area separately, not collectively, and shall be severable as to each such State of the United States of America, county, each foreign country or other geographic area.  If any court determines that any provision of this Section 4.6 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision until, in such reduced form, such provision shall be enforceable.  It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 4.6 in the jurisdiction of the court that has made the adjudication.

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4.7.                            Waiver of Appraisal Rights.  The Shareholder hereby unconditionally waives, and agrees not to exercise, assert or perfect, any rights of appraisal or any dissenters’ rights that the Shareholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

4.8.                            Further Assurances.  From time to time, at Parent’s reasonable request, the Shareholder shall execute and deliver such additional documents and take all such further reasonable action as may be necessary to effectuate the intent of this Agreement.

4.9.                            Company Agreement.  The Company hereby acknowledges the restrictions on Transfers of Covered Shares contained in Section 4.1.  The Company agrees (i) not to register the Transfer of any certificated or uncertificated interest representing any Covered Shares without the prior written consent of Parent and (ii) to take all such other actions reasonably necessary in furtherance of the Shareholder’s commitments hereunder, including (to the extent reasonably within the Company’s power) prohibiting or refusing to give effect to any action in violation hereof.

4.10.                     Public Announcement.  The initial press release regarding the Merger shall be a joint press release of Parent and the Company, and thereafter, so long as the Merger Agreement is in effect, none of the Shareholder, the Company, Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement and the transactions contemplated hereby or make any filings with any third party or Governmental Entity without the prior written approval of the other parties, except as may be required by Law or by any listing agreement with a securities exchange or by the request of any Governmental Entity (with respect to which the disclosing party shall not be required to consult with the non-disclosing party but shall provide prior notice to the non-disclosing party of any such public announcements or filings), it being understood and agreed that the Shareholder hereby authorizes Parent and the Company to disclose in any reports required to be filed under the Securities Act or the Exchange Act, including any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, this Agreement and the information contained herein.

4.11.                     Consulting Agreement.  In consideration of the Shareholder’s agreement to abide by the terms of Section 4.5 and 4.6 above, Parent shall engage the Shareholder as a consultant to Parent for a term of three (3) years from the Effective Time, for a consulting fee of $200,000 per annum, for no more than ten (10) hours per week, and on such other terms as the parties may mutually agree.  The parties agree to negotiate the terms thereof in good faith and enter into such agreement as soon as reasonably practicable following the date hereof.

ARTICLE V

Miscellaneous

5.1.                            Termination.  This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the amendment or modification of the Merger Agreement without the written consent of the Shareholder to (x) decrease the amount of the Per Share Merger Consideration (it

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being understood that any changes in the value of Parent Shares shall not constitute a decrease in the Per Share Merger Consideration) or (y) change the mix of cash and stock that constitutes the Per Share Merger Consideration.  Upon the occurrence of any such event, this Agreement (other than Section 5.8(b)) shall automatically terminate without any notice or further action from the parties hereto and be of no further force or effect.

5.2.                            No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.                            Notices.

(a)                                 Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile, at the facsimile telephone number specified in this Section 5.3, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 5.3 (x) at or after 5:00 p.m., New York City time, on a Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given.  The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(i)                                     if to Parent, to:

R. R. Donnelley & Sons Company

111 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No.: (312) 326-7620

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:                                         Audra D. Cohen

Krishna Veeraraghavan

Facsimile No.: (212) 558-3588

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(ii)                                  if to the Company, to:

Consolidated Graphics, Inc.

5858 Westheimer Rd.

Suite 200

Houston, Texas 77057

Attention: Jon C. Biro

Facsimile No.: (713) 787-5013

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas  77010

Attention:  Ricardo Garcia-Moreno

Facsimile No.: (713) 236-5432

(iii)                               if to the Shareholder, to:

Joe R. Davis
5858 Westheimer Rd.

Suite 200

Houston, Texas 77057

Facsimile No.: (713) 787-5013

(b)                                 A copy of all notices and other communications from Parent or Merger Sub to the Company (and vice versa) under the Merger Agreement shall be sent at the same time to the Shareholder at the above address, with a copy to its counsel at the above address, and the provisions of this Section 5.3 shall apply to such notices and communications; provided that no failure to provide such notice to the Shareholder shall relieve the Shareholder of its obligations under this Agreement.

5.4.                            Interpretation.  (a) The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b)                                 All references in this Agreement to Sections and Articles without further specification are to Sections and Articles of this Agreement.

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(c)                                  The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.

(d)                                 The word “including” means “including but not limited to”.

(e)                                  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neutral genders of such term.

(f)                                   Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

5.5.                            Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

5.6.                            Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.

5.7.                            Governing Law; Submission to Jurisdiction; Waivers.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF OR OF ANY OTHER JURISDICTION.

(b)                                 Except as set forth in Section 4.6, each of the Shareholder, the Company and Parent irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined exclusively in the courts of Harris County in the State of Texas or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, in any federal court located in Harris County in the State of Texas, and each of the Shareholder, the Company and Parent hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Except as set forth in Section 4.6, each of the Shareholder, the Company and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the

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failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) such action, suit or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper and (z) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

(c)                                  Each party hereto acknowledges and agrees that any CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(c).

5.8.                            Amendment; Waiver; Expenses.

(a)                                 This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.  Each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

(b)                                 The Shareholder shall be responsible for all of his expenses in connection with this Agreement and the transactions contemplated hereby, and shall not seek reimbursement from the Company with respect thereto.

5.9.                            Remedies.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that, subject to the provisions of this Section 5.9, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  This right is in addition to any other remedy to which such party is entitled at law or in equity, including monetary damages.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law.

5.10.                     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants

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and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.11.                     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

5.12.                     Shareholder Capacity.  The Shareholder is entering into this Agreement solely in his, her or its capacity as the Beneficial Owner of Shares, and, if applicable, not the Shareholder’s capacity as a director or officer of the Company or any of the Company Subsidiaries.  Accordingly, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall in any way (a) restrict or limit the Shareholder from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company taken in order to fulfill his or her fiduciary obligations under applicable Law or (b) restrict or limit (or require the Shareholder to attempt to restrict or limit) the Shareholder from acting in such capacity or voting in such capacity in the good faith exercise of his or her fiduciary duties under applicable Law.  Notwithstanding the foregoing, the parties hereto acknowledge that the directors and officers of the Company are restricted in the manner set forth in the Merger Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

R. R. DONNELLEY & SONS COMPANY

By:
	Name:	Daniel N. Leib
	Title:	Executive Vice President and Chief Financial Officer

JOE R. DAVIS

CONSOLIDATED GRAPHICS, INC.

By:
	Name:	Jon C. Biro
	Title:	Executive Vice President, Chief Financial and Accounting Officer and Secretary

EXHIBIT B

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CONSOLIDATED GRAPHICS, INC.

I.

The name of the Corporation is CONSOLIDATED GRAPHICS, INC.

II.

The period of its duration is perpetual.

III.

The purpose of purposes for which the Corporation is organized are:

To transact any and all lawful business for which corporations may be incorporated under the Texas Business Organizations Code and to buy, sell, lease, own and deal in and to transaction business with respect to real and personal property and services; and

In general, to have and exercise all the powers conferred by the laws of Texas upon corporations formed under the Texas Business Organizations Code, and to do any and all of the things hereinbefore set forth to the same extent as natural persons might or could do.

IV.

The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, par value of $.01 per share.

The Board of Directors of the Corporation may provide by resolution that some or all of any or all classes and series of its shares shall be uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

V.

The Corporation has heretofore complied with the requirements of law as to the initial minimum capital requirements under the Texas Business Organizations Code.

VI.

The post office address of its initial registered office is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT Corporation System.

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VII.

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-laws of the Corporation.

The number of directors presently constituting the Board of Directors of the Corporation is two (2) and the names and addresses of such persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
[Director]	[Address]
[Director]	[Address]

VIII.

Directors shall be elected by plurality vote.  Cumulative voting is expressly prohibited.

IX.

If, with respect to any action taken by the shareholders of the Corporation, any provision of the Texas Business Organizations Code would, but for this Article IX, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

X.

No shareholder of the Corporation or any other person shall have any preemptive right whatsoever to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares or other securities of the Corporation.

XI.

The power to alter, amend or repeal the By-Laws or adopt new By-Laws is vested in the Board of Directors, subject to repeal or change by action of the Shareholders.

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EXHIBIT C

FOURTH AMENDED AND RESTATED BY-LAWS

of

CONSOLIDATED GRAPHICS, INC.

Effective as of [•]

ARTICLE I

SHAREHOLDERS

Section 1.           Annual Meeting.  The annual meeting of shareholders for the purpose of electing directors and for the transaction of any other business to properly come before such meeting shall be held on such date in each year and at such time as shall be designated by the Board of Directors and stated in the notice (or any supplement thereto) of the meeting.

Section 2.           Presiding Officer.

(a)           The Board of Directors shall appoint, from time to time, a director or an officer of the Corporation who shall preside at all meetings of the shareholders and shall serve as Chairman of such meetings.

(b)           The Board of Directors shall appoint, from time to time, at least two (2) persons to act as inspectors of election at the meeting.

(c)           Subject to the following, annual and special meetings of shareholders generally shall follow accepted rules of practice and procedure for the orderly conduct of shareholder meetings:

(i)            The Chairman of the meeting shall have absolute authority and shall make the final decision over matters of procedure and on any motion or question to come before such meeting and there shall be no appeal from the ruling of the Chairman.

(ii)           If disorder should arise which prevents continuation of the legitimate business of the meeting, the Chairman may quit the chair and announce the adjournment of the meeting; and upon the Chairman so doing, the meeting shall be immediately adjourned.

(iii)          The Chairman may ask or require anyone not a bona fide shareholder or proxy entitled to vote thereat to leave the meeting.

(d)           At the annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the annual meeting. To be properly brought before the annual meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or

(ii) brought before the meeting by or at the direction of the Board of Directors pursuant to resolution duly adopted with respect thereto.

Section 3.           Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by a majority of the Board of Directors, and shall be called by the President at the request of the holders of not less than one-half (1/2) of all the outstanding shares of the Corporation entitled to vote at the meeting.

Section 4.           Place of Meeting. The Board of Directors may designate any place, either within or without the State of Texas, as the place of meeting for any annual or special meeting. If no designation is made, the place of meeting shall be the registered office of the Corporation in the State of Texas.

Section 5.           Notice of Meeting. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President or the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Waiver by a shareholder in writing of notice of a shareholders’ meeting, signed by such shareholder, whether before or after the time of such meeting, shall be equivalent to the giving of such notice. Attendance by a shareholder, whether in person or by proxy, at a shareholders’ meeting shall constitute a waiver of notice of such meeting of which the shareholder did not receive proper notice.

Section 6.           Closing of Transfer Books and Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may, by resolution, fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the stock transfer books and the stated period of closing has expired.

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Section 7.           Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and opened at the time and place of the meeting and shall be subject to the inspection by any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at such meeting.

Section 8.           Quorum and Vote Required for Action. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders and the vote of the holders of a majority of the shares entitled to vote and thus represented at a meeting at which a quorum is present shall be the act of the shareholders’ meeting, unless the vote of a greater number is required by law, the Amended and Restated Articles of Incorporation or these By-Laws. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 9.           Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable, and unless otherwise made irrevocable by law.

Section 10.         Vote of Each Share. Each outstanding share entitled to vote shall be entitled to one (1) vote upon each matter submitted to vote at a meeting of shareholders.

Section 11.         Cumulative Voting. There shall be no cumulative voting whatsoever permitted on any matter.

Section 12.         Action by Shareholders without Meeting. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

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ARTICLE II

BOARD OF DIRECTORS

Section 1.           General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors.

Section 2.           Number, Qualifications and Term. The number of directors which shall constitute the whole board shall be two (2) unless otherwise determined from time to time by resolution adopted by the Board of Directors, but shall never be less than one (1). No decrease in the number of directors shall shorten the term of any incumbent director. Directors need not be shareholders of the Corporation or residents of Texas. Each person elected a director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Section 3.           Secretary. The Secretary of the Board of Directors shall be the Secretary of the Corporation, and the Secretary shall act as Secretary of the Directors’ meetings and record the minutes of all such meetings. If the Secretary of the Corporation is not available, then the Chief Operating Officer may appoint a person to serve as Secretary of the meeting, and such person shall not be required to be a member of the Board of Directors nor an officer of the Corporation.

Section 4.           Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Texas, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by any director by giving written notice thereof as provided in Section 7 of this Article II.

Section 5.           Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President or a majority of the Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Texas, as the place for holding any special meeting of the Board of Directors called by them.

Section 6.           Notice. Notice of any special meetings shall be given at least two (2) days previously thereto by a written notice delivered personally, mailed or sent by telecopy to each director at his or her business address, or by telegram. If the special meeting is not held solely or in part by using a conference telephone or other communications system authorized by Section 6.002 of the Texas Business Organizations Code (“TBOC”), the notice shall specify the location of the special meeting. If the special meeting is held solely or in part by using a conference telephone or other communications system authorized by Section 6.002 of the TBOC, the form of communications system to be used for the special meeting and the means for accessing the communications system must be stated in the notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice be given by facsimile or electronic message, such notice shall be deemed to be delivered upon successful transmission of such notice. Any director

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may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 7.           Quorum. A majority of the number of directors fixed by these By-Laws shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 8.           Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 9.           Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors then in office though less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

A vacancy shall be deemed to exist by reason of the death, resignation, failure or refusal to act by the person elected, upon the failure of shareholders to elect directors at any annual meeting of shareholders, upon the failure of shareholders to elect directors to fill the unexpired term of directors removed in accordance with the provisions of these By-Laws, or upon an increase in the number of directors by amendment of these By-Laws.

Section 10.         Removal. At any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors. If the entire Board of Directors or any one (1) or more of the directors is removed, new directors may be elected at the same meeting for the unexpired term of the director or directors so removed. Failure to elect directors to fill the unexpired term of the director or the directors so removed for cause shall be deemed to create a vacancy or vacancies in the Board of Directors.

Section 11.         Compensation. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 12.         Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors or any committee thereof in which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless such director’s dissent shall be entered in the minutes of the meeting or unless such director shall file his or her written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof, or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to have a dissent

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entered into the minutes or to file a written dissent shall not apply to a director who voted in favor of such action or abstained from voting.

Section 13.         Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one (1) or more of its directors, or between the Corporation and any firm of which one (1) or more if its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one (1) or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or her or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the directors present, such interested director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority of such quorum necessary to carry such vote. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 14.         Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors, constitute one (1) or more committees of the Board, which shall in each case consist of such number of directors as the Board of Directors may determine or as may be required by applicable law. Each committee shall have and may exercise such powers in the management of the business and affairs of the Corporation as the Board of Directors may determine by resolution and specify in the respective resolutions appointing them or in any charters adopted therefor, subject to such restrictions as may be contained in the Amended and Restated Articles of Incorporation or that may be imposed by law. The designation of any committee and the delegation of authority to it shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or any director by law.

Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. A majority of all the members of any such committee may fix its rules of procedure, determine its actions and fix the time and place, whether within or without the State of Texas, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall provide otherwise by resolution or in any charters adopted therefor. The Board of Directors shall have power to change the membership of any such committee at any time, to fill vacancies therein and to disband any such committee, either with or without cause, at any time, subject to applicable law. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. The minutes of the proceedings of each committee shall be placed in the minute book of the Corporation.

By resolution of the Board of Directors, the members of each committee may be paid their expenses, if any, for attendance at each committee meeting and may be paid a fixed sum for attendance at each committee meeting. No such payment shall preclude any committee member from serving the Corporation in any other capacity and receiving compensation therefor.

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Section 15.         Action by Directors without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all the members of the Board of Directors or committee thereof, as the case may be. The signed consent, or a signed copy, shall be placed in the minute book. A telegram, telex, cablegram or other electronic transmission by a director consenting to an action to be taken and transmitted by a director is considered written, signed and dated for the purposes hereof if the transmission sets forth or is delivered with information from which the Corporation can determine that the transmission was transmitted by a director and the date on which the director transmitted the transmission. As permitted by Section 6.201 of the TBOC, members of the Board of Directors, or members of any committee designated by such Board, may participate and hold a meeting of the Board of Directors or any committee by means of conference telephone, video conference, the Internet or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting pursuant to a conference call or similar communications equipment shall constitute presence in person at such meeting provided that, in connection with such meeting, the Company has implemented reasonable measures to verify that every person voting at the meeting by means of remote communications is sufficiently identified and a record is kept of any votes cast.

ARTICLE III

OFFICERS

Section 1.           Number. The officers of the Corporation shall be a President, a Chief Operating Officer, a Chief Financial Officer and a Secretary, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors, including one (1) or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Treasurer, and one or more Assistant Secretaries or Assistant Treasurers. Any two (2) or more offices may be held by the same person.

Section 2.           Election and Term of Office. The officers of the Corporation to be elected by the Board of Directors shall be elected from time to time as the Board of Directors deems advisable. Each officer shall hold office until the officer’s successor shall have been duly elected and shall have qualified or until the officer’s death or until such officer shall resign or shall have been removed in the manner hereinafter provided.

Section 3.           Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interest of the Corporation would be served thereby, but such removal shall be without the prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights.

Section 4.           Vacancies. A vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term.

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Section 5.                                 Chief Operating Officer. The Chief Operating Officer shall be subject to the control of the Board of Directors, and shall in general supervise and control all business and affairs of the Corporation. The Chief Operating Officer may sign, with the Secretary, Assistant Secretary, or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation. The Chief Operating Officer may agree upon and execute any deeds, mortgages, bonds, contracts and other obligations in the name of the Corporation. In general, the Chief Operating Officer shall perform all duties incident to the office of Chief Operating Officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6.                                 President. The President shall, in general, perform all duties incident to the office of President and such other duties as may be assigned to such individual by the Chief Operating Officer or by the Board of Directors.

Section 7.                                 Chief Financial Officer. In the absence of the Chief Operating Officer, or in the event of his or her death or inability or refusal to act, the Chief Financial Officer shall perform the duties of the Chief Operating Officer, and when so acting shall have all of the powers of and be subject to all of the restrictions upon the Chief Operating Officer. The Chief Financial Officer shall (a) be custodian of the financial records of the Corporation, (b) analyze, monitor and present results of financial operations to the Board of Directors, the Chief Operating Officer and otherwise as directed by the Board of Directors, (c) design, establish and administer or cause to be designed, established and administered an integrated financial reporting system with appropriate internal controls, (d) ensure compliance with all applicable federal laws and regulations governing the financial reporting obligations of the Corporation, as well as any listing requirements applicable to the Corporation, (e) conduct periodic internal reviews of financial reporting policies, procedures and systems and (f) in general perform all of the duties incident to the office of the Chief Financial Officer and such other duties as from time to time may be assigned to such individual by the Chief Operating Officer or by the Board of Directors.

Section 8.                                 Secretary. The Secretary shall: (a) keep the minutes of the Shareholders’ and the Board of Directors’ meetings in one (1) or more books provided for that purpose, (b) see that all notices be duly given in accordance with the provisions of these By-Laws or as required by law, (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized, (d) shall have charge of the certificate books, transfer books and stock ledgers, (e) sign with the Chief Operating Officer certificates for shares of the Corporation and (f) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to such individual by the Chief Operating Officer or by the Board of Directors.

Section 9.                                 Vice Presidents. In the absence of the Chief Operating Officer and the Chief Financial Officer, or in the event of their death or inability or refusal to act, the Vice President or (in the event that there be more than one (1) Vice President) the Vice Presidents, in the order designated at the time of their election, or, in the absence of any designation, then in the order of their election, shall perform the duties of the Chief Operating Officer, and when so acting shall have all of the powers of and be subject to all of the restrictions upon the Chief Operating Officer. In general the Vice President or (in the event that there be more than one (1) Vice

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President) the Vice Presidents shall perform such other duties as from time to time may be assigned to such individual by the Chief Operating Officer or by the Board of Directors.

Section 10.                          Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors may determine. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories in the manner prescribed by the Board of Directors, and (b) in general, perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to such individual by the Chief Operating Officer or by the Board of Directors. If a Treasurer has not been elected by the Board of Directors or such office is otherwise vacant, the Chief Financial Officer shall assume the duties incident to the office of the Treasurer.

Section 11.                          Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Operating Officer or the Board of Directors. The Assistant Secretaries and Assistant Treasurers shall exercise the powers of the Secretary or of the Treasurer, respectively, during that officer’s absence or inability to act.

Section 12.                          Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that such individual is also a director of the Corporation.

Section 13.                          Non-Elected Officers. The Chief Operating Officer shall be authorized to hire individuals on behalf of the Corporation with such titles, duties and positions as may be determined to be appropriate by the Chief Operating Officer but, unless such individuals are elected by the Board of Directors, such individuals shall not be nor be deemed to be officers of the Corporation as contemplated in this Article III irrespective of any such individual’s title, duties or position.

ARTICLE IV

INDEMNITY; INSURANCE

Section 1.                                 Indemnification. Each person who at any time shall serve, or shall have served, as a director, officer, employee or agent of the Corporation, or any person who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, administrator, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each such person referred to herein as an “Indemnitee”), shall be entitled to indemnification as and to the fullest extent permitted by Chapter 8 of the TBOC. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those to be indemnified may be entitled as a matter of law or under any agreement, other provision of these By-Laws, vote of shareholders or directors or other arrangement. The Corporation may enter into indemnification agreements with

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its executive officers or directors that contractually provide to them the benefits of the provisions of this Article IV and include related provisions meant to facilitate the Indemnitees’ receipt of such benefits and such other indemnification protections as may be deemed appropriate.

Section 2.                                 Advancement or Reimbursement of Expenses. The rights of Indemnitee provided under the preceding section shall include, but not be limited to, the right to be indemnified and to have expenses advanced in all proceedings to the fullest extent permitted by Chapter 8 of the TBOC and other applicable law. In the event that an Indemnitee is not wholly successful, on the merits or otherwise, in a proceeding but is successful, on the merits or otherwise, as to any claim in such proceeding, the Corporation shall indemnify Indemnitee against all expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf relating to each claim. The termination of a claim in a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim. In addition, to the extent an Indemnitee is, by reason of his or her corporate status, a witness or otherwise participates in any proceeding at a time when he or she is not named a defendant or respondent in the proceeding, he or she shall be indemnified against all expenses actually and reasonably incurred by such individual or on his or her behalf in connection therewith. The Corporation shall pay all reasonable expenses incurred by or on behalf of Indemnitee in connection with any proceeding or claim, whether brought by the Corporation or otherwise, in advance of any determination respecting entitlement to indemnification pursuant to this Article IV within ten (10) days after the receipt by the Corporation of a written request from Indemnitee reasonably evidencing such expenses and requesting such payment or payments from time to time, whether prior to or after final disposition of such proceeding or claim; provided that the Indemnitee affirms his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article IV and undertakes and agrees in writing that he or she will reimburse and repay the Corporation for any expenses so advanced to the extent that it shall ultimately be determined by a court of competent jurisdiction, in a final adjudication from which there is no further right of appeal, that Indemnitee is not entitled to be indemnified against such expenses. Notwithstanding the foregoing, in no event shall a director or executive officer be entitled to the advancement of expenses if a determination has been made by a judicial authority or governmental entity or agency or, absent such determination, any such authority, entity or agency has taken a position or issued any guidance stating, that the advancement of expenses to a director or executive officer constitutes a personal loan in contravention of Section 402 of the Sarbanes-Oxley Act of 2002 or any similar law or regulation.

Section 3.                                 Determination of Request. Upon written request to the Corporation by an Indemnitee for indemnification pursuant to these By-Laws, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in accordance with Sections 8.101 and 8.103 of the TBOC; provided, however, that notwithstanding the foregoing, if a Change in Control shall have occurred, such determination shall be made by Independent Counsel selected by Indemnitee, unless Indemnitee shall request that such determination be made in accordance with Section 8.103(a) (1) or (2). The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred in connection with any such determination. If a Change in Control shall have occurred, Indemnitee shall be presumed (except as otherwise expressly provided in this Article IV) to be entitled to indemnification under this Article IV upon submission of a request to the Corporation for indemnification, and thereafter the Corporation shall have the burden of proof in overcoming that presumption in reaching a

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determination contrary to that presumption. The presumption shall be used by Independent Counsel, or such other person or persons determining entitlement to indemnification, as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel or such other person or persons convinces him, her or them by clear and convincing evidence that the presumption should not apply.

Section 4.                                 Effect of Certain Proceedings. The termination of any proceeding or of any claim in a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) by itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee’s conduct was not in good faith and in a manner that Indemnitee reasonably believed in the case of conduct in Indemnitee’s official capacity, that was not in the best interests of the Corporation or, in all other cases, that was not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful and Indemnitee shall be deemed to have been found liable in respect of any claim only after Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

Section 5.                                 Expenses of Enforcement of Article. In the event that Indemnitee, pursuant to this Article IV, seeks a judicial adjudication to enforce Indemnitee’s rights under, or to recover damages for breach of, rights created under or pursuant to this Article IV, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses actually and reasonably incurred by Indemnitee in such judicial adjudication but only if Indemnitee prevails therein. If it shall be determined in said judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be reasonably prorated in good faith by counsel for Indemnitee. Notwithstanding the foregoing, if a Change in Control shall have occurred, Indemnitee shall be entitled to indemnification under this Section 5 regardless of whether Indemnitee ultimately prevails in such judicial adjudication.

Section 6.                                 Insurance Arrangements. The Corporation may procure or maintain insurance or other similar arrangements, at its expense, to protect itself and any Indemnitee against any expense, liability or loss asserted against or incurred by such person, incurred by Indemnitee in such a capacity or arising out of Indemnitee’s status as such a person, whether or not the Corporation would have the power to indemnify such person against such expense or liability. In considering the cost and availability of such insurance, the Corporation (through the exercise of the business judgment of its directors and officers), from time to time, may purchase insurance which provides for any and all of (i) deductibles, (ii) limits on payments required to be made by the insurer or (iii) coverage which may not be as comprehensive as that previously included in such insurance purchased by the Corporation, if any. The purchase of insurance with deductibles, limits on payments and coverage exclusions will be deemed to be in the best interest of the Corporation but may not be in the best interest of certain of the persons covered thereby. This Section 6 is authorized by Section 8.151 of the TBOC as in effect on the date hereof, and further is intended to establish an arrangement of self-insurance pursuant to that section.

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Section 7.                                 Severability. If any provision or provisions of this Article IV shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article IV shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.                                 Definitions. The following terms are used herein as follows:

“Change in Control” means a change in control of the Corporation, which will be deemed to have occurred if at any time after the date of the adoption of these By-Laws, any of the following events shall occur: (i) the Corporation is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding securities of the Corporation or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Corporation immediately prior to such transaction and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other, (ii) the Corporation sells (directly or indirectly) all or substantially all of its assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of the Corporation) to any other corporation or other legal entity, of which less than a majority of the combined voting power of the then-outstanding voting securities (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other, (iii) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes (subsequent to the date of the adoption of these By-Laws) the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Corporation (“Voting Stock”), (iv) the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred, (v) if during any one (1) year period, individuals who at the beginning of any such period constitute the directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds (2/3rds) of (a) the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period or (b) directors referenced in clause (a) immediately preceding plus directors of the Corporation whose nomination and/or election was approved by the directors referenced in clause (a) immediately preceding or (vi) the shareholders of the Corporation approve a plan contemplating the liquidation or dissolution of the Corporation.

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“Corporate Status” means the status of a person who is or was a director, officer, partner, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

“Disinterested Director” means a director of the Corporation who is not a named defendant or respondent to the proceeding or subject to a claim in respect of which indemnification is sought by Indemnitee.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither contemporaneously is, nor in the five (5) years theretofore has been, retained to represent: (a) the Corporation or Indemnitee in any matter material to either such party, (b) any other party to the proceeding giving rise to a claim for indemnification hereunder or (c) the beneficial owner, directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation’s then-outstanding voting securities. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights to indemnification under these By-Laws.

ARTICLE V

CERTIFICATES AND SHAREHOLDERS

Section 1.                                 Certificates. The shares of the Corporation may be either uncertificated or represented by a certificate. The Board of Directors shall determine the form of certificate representing certificated shares of the Corporation. Certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on its face the holder’s name, the number and class of shares, the par value of shares or a statement that such shares are without par value, and such other matters as may be required by law. If a certificate is countersigned by a transfer agent or an assistant transfer agent or registered by a registrar (either of which is other than the Corporation or an employee of the Corporation), the signature of any officer may be facsimile.

Section 2.                                 Issuance. Shares (both treasury and authorized but unissued) may be issued for such consideration (not less than par value) and to such persons as the Board of Directors may determine from time to time. Shares may not be issued until the full amount of the consideration, fixed as provided by law, has been paid.

Section 3.                                 Payment for Shares.

(a)                                      The consideration for the issuance of shares shall consist of any tangible or intangible benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Corporation.

(b)                                      In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of consideration received shall be conclusive.

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(c)                                       When consideration, fixed as provided by law, has been paid, the shares shall be deemed to have been issued and shall be considered fully paid and nonassessable.

(d)                                      The consideration received for shares shall be allocated by the Board of Directors, in accordance with law, between stated capital and capital surplus accounts.

Section 4.                                 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered into the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.                                 Subscriptions. Unless otherwise provided in the subscription agreement, subscriptions for shares, whether made before or after organization of the Corporation, shall be paid in full at such time or in such installments and at such times as shall be determined by the Board of Directors. Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same series. In case of default in the payment on any installment or call when payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

Section 6.                                 Lost, Stolen or Destroyed Certificates. The Corporation shall issue a new certificate in place of any certificate for shares previously issued if the registered owner of the certificate:

(a)                                      Makes proof in affidavit form that it has been lost, destroyed, or wrongfully taken; and

(b)                                      Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; and

(c)                                       Gives a bond in such form, and with such surety or sureties, with fixed or open penalty, as the Corporation may direct, to indemnify the Corporation (and its transfer agent and registrar, if any) against any claim that may be made on account of the alleged loss, destruction or theft of the certificate; and

(d)                                      Satisfies any other reasonable requirements imposed by the Corporation.

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When a certificate has been lost, apparently destroyed or wrongfully taken, and the holder of record fails to notify the Corporation within a reasonable time after he or she has notice of it, and the Corporation registers a transfer of the shares represented by the certificate before receiving such notification, the holder of record is precluded from making any claim against the Corporation for the transfer or for a new certificate.

Section 7.                                 Registration of Transfer. The Corporation shall register the transfer of a new certificate for shares presented to it for transfer if:

(a)                                      The certificate is properly endorsed by the registered owner or by his or her duly authorized attorney; and

(b)                                      The signature of such person has been guaranteed by a national banking association and reasonable assurance is given that such endorsements are effective; and

(c)                                       The Corporation has no notice of an adverse claim or has discharged any duty to inquire into such a claim; and

(d)                                      Any applicable law relating to the collection of taxes has been complied with.

Section 8.                                 Registered Owner. Prior to due presentment for registration of transfer of a certificate for shares, the Corporation may treat the registered owner as the person exclusively entitled to vote, to receive notices and otherwise to exercise all the rights and powers of a shareholder.

Section 9.                                 Pre-Emptive Rights. No shareholder or other person shall have any pre-emptive right whatsoever.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 1.                                 Offices. Until the Board of Directors otherwise determines, the registered office of the Corporation required by the TBOC to be maintained in the State of Texas, shall be 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201, but such registered office may be changed from time to time by the Board of Directors in the manner provided by law and need not be identical to the principal business of the Corporation.

Section 2.                                 Notice and Waiver of Notice. Whenever any notice whatever is required to be given under the provisions of these By-Laws, said notice shall be deemed to be sufficient if given by depositing the same in a post office box in a sealed postpaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the books of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. A waiver of notice, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

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Section 3.                                 Securities of Other Corporations. The Chief Operating Officer of the Corporation shall have power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

Section 4.                                 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 5.                                 Relation to Articles of Incorporation. These By-Laws are subject to, and governed by, the Articles of Incorporation.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed, and new By-Laws may be adopted, by the Directors, subject to repeal or change by action of the shareholders.

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